UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.          )
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VERSO CORPORATION

(Name of Registrant as Specified in its Charter)

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Verso Corporation 8540 Gander Creek Drive Miamisburg, Ohio 45342 877.855.7243 www.versoco.com

NOTICE OF
2021 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 6, 2021

To Our Stockholders:

The 2021 Annual Meeting of Stockholders of Verso Corporation will be held via the Internet at www.virtualshareholdermeeting.com/VRS2021, on May 6, 2021, beginning at 10:00 a.m. (Eastern Time). We are holding the Annual Meeting as a virtual meeting by audio webcast, because of the coronavirus (COVID-19) pandemic and the resulting protocols that federal, state and local governments are currently recommending or imposing, and to protect the health of the meeting participants and the broader community. Instructions on how to connect to the Annual Meeting and participate via the Internet on the day of the meeting will be available at www.virtualshareholdermeeting.com/VRS2021. To participate in the meeting, you will need to enter the 16-digit control number found on your proxy card or voting instruction form. If you do not enter a 16-digit control number, you may attend the Annual Meeting as a guest, but you will not be able to participate by asking questions or voting live at the meeting. You will not be able to attend the Annual Meeting in person.

At the meeting, our stockholders will vote on proposals to:

1.
elect the following five persons — Dr. Robert K. Beckler, Marvin Cooper, Jeffrey E. Kirt, Randy J. Nebel, and Nancy M. Taylor — to serve as directors of Verso until our 2022 Annual Meeting of Stockholders and until their respective successors are elected and qualified;

2.
approve, on an advisory basis, the compensation of Verso’s named executive officers as disclosed in our Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission; and

3.	ratify the appointment of Deloitte & Touche LLP to serve as Verso’s independent registered public accounting firm for the year ending December 31, 2021.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE DIRECTOR NOMINEES IN PROPOSAL 1, “FOR” PROPOSAL 2, AND “FOR” PROPOSAL 3.

Stockholders also will transact any other business that properly comes before the meeting.

The holders of Verso’s Class A common stock of record at the close of business on March 22, 2021, the record date for the meeting, are entitled to receive notice of the meeting and to vote the shares of common stock that they held on the record date at the meeting and any postponement or adjournment thereof. A list of the stockholders as of the record date will be available for inspection by any stockholder at Verso’s offices located at 8540 Gander Creek Drive, Miamisburg, Ohio, during ordinary business hours beginning on April 26, 2021, and during the Annual Meeting such list will be available for examination at www.virtualshareholdermeeting.com/VRS2021.

YOUR VOTE IS IMPORTANT. YOU MAY VOTE YOUR SHARES BY PROXY OR LIVE AT THE ANNUAL MEETING. WE URGE YOU TO VOTE BY PROXY EVEN IF YOU PLAN TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE MEETING.

By order of the Board of Directors,

St. John Daugherty
Secretary
March 30, 2021

VERSO CORPORATION

i

(continued)

ii

Verso Corporation 8540 Gander Creek Drive Miamisburg, Ohio 45342 877.855.7243 www.versoco.com

PROXY STATEMENT
FOR
2021 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 6, 2021

We are furnishing this Proxy Statement in connection with the solicitation of proxies by Verso Corporation on behalf of our board of directors for use at the 2021 Annual Meeting of Stockholders and any postponement or adjournment of the meeting. The meeting will be held via the Internet at www.virtualshareholdermeeting.com/VRS2021, on May 6, 2021, beginning at 10:00 a.m. (Eastern Time). We are holding the Annual Meeting as a virtual meeting by audio webcast, because of the coronavirus (COVID-19) pandemic and the resulting protocols that federal, state and local governments are currently recommending or imposing, and to protect the health of the meeting participants and the broader community. Instructions on how to connect to the Annual Meeting and participate via the Internet on the day of the meeting will be available at www.virtualshareholdermeeting.com/VRS2021. To participate in the meeting, you will need to enter the 16-digit control number found on your proxy card or voting instruction form. If you do not enter a 16-digit control number, you may attend the Annual Meeting as a guest, but you will not be able to participate by asking questions or voting live at the meeting. You will not be able to attend the Annual Meeting in person.

At the meeting, our stockholders will vote on proposals to:

1.
elect the following five persons — Dr. Robert K. Beckler, Marvin Cooper, Jeffrey E. Kirt, Randy J. Nebel, and Nancy M. Taylor — to serve as directors of Verso until our 2022 Annual Meeting of Stockholders and until their respective successors are elected and qualified;

2.
approve, on an advisory basis, the compensation of Verso’s named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission; and

3.	ratify the appointment of Deloitte & Touche LLP to serve as Verso’s independent registered public accounting firm for the year ending December 31, 2021.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE DIRECTOR NOMINEES IN PROPOSAL 1, “FOR” PROPOSAL 2, AND “FOR” PROPOSAL 3.

The proposals are set forth in the accompanying Notice of 2021 Annual Meeting of Stockholders and are described in this Proxy Statement. Stockholders also will transact any other business, not known or determined as of the date of this Proxy Statement that properly comes before the meeting. The board of directors knows of no such other business to be presented as of the date of this Proxy Statement.

When you submit your proxy, you will authorize the proxy holders — Randy J. Nebel, our President and Chief Executive Officer, and St. John Daugherty, our Secretary — to represent you and vote your shares of common stock on these proposals at the meeting in accordance with your instructions. By submitting your proxy, you also authorize them to exercise discretionary authority to vote your shares on any other business that properly comes before the meeting, to vote your shares to adjourn the meeting, and to vote your shares at any postponement or adjournment of the meeting.

We have included with this Proxy Statement a copy of our annual report on Form 10-K for the year ended December 31, 2020 (“2020 Annual Report”). The 2020 Annual Report also is available on Verso’s website at www.versoco.com on the “Investors” page. The 2020 Annual Report and the information on our website are not a part of this Proxy Statement.

In this Proxy Statement, Verso Corporation is referred to interchangeably as “Verso,” the “Company,” “we,” “our” and “us.”

This Proxy Statement and the accompanying materials are first being sent or given to our stockholders on or about March 30, 2021.

Important Notice Regarding the Availability of Proxy Materials for the 2021 Annual Meeting of Stockholders to be Held on May 6, 2021: This Proxy Statement, a form of proxy, and our 2020 Annual Report are available for viewing and printing at the following website: www.viewproxy.com/Verso/2021. Copies of these proxy materials are also available at www.proxyvote.com and on Verso’s website at www.versoco.com on the “Investors” page.

YOUR VOTE IS IMPORTANT. YOU MAY VOTE BY PROXY OR LIVE AT THE ANNUAL MEETING. WE URGE YOU TO VOTE BY PROXY EVEN IF YOU PLAN TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE MEETING.

FORWARD-LOOKING STATEMENTS

Certain information contained in this Proxy Statement may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future results or performance and involve certain risks, uncertainties, and assumptions difficult to predict or beyond our control. You should not place undue reliance on any forward-looking statement and should consider the uncertainties and risks discussed in our 2020 Annual Report on Form 10-K and subsequent SEC filings. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

INFORMATION ABOUT THE MEETING

What is the purpose of the meeting?

At the meeting, Verso’s stockholders will vote on proposals to:

1.
elect the following five persons — Dr. Robert K. Beckler, Marvin Cooper, Jeffrey E. Kirt, Randy J. Nebel, and Nancy M. Taylor — to serve as directors of Verso until our 2022 Annual Meeting of Stockholders and until their respective successors are elected and qualified;

2.
approve, on an advisory basis, the compensation of Verso’s named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission; and

3.	ratify the appointment of Deloitte & Touche LLP to serve as Verso’s independent registered public accounting firm for the year ending December 31, 2021.

Will any other business be conducted at the meeting?

As of the date of this Proxy Statement, the board of directors knows of no business that will be presented at the meeting other than the proposals described in this Proxy Statement. However, if any other proposal properly comes before the stockholders for a vote at the meeting, the proxy holders will vote the shares of common stock represented by proxies that are submitted to us in accordance with their best judgment.

How does the board of directors recommend that I vote on these proposals?

The board of directors recommends that you vote your shares:

•	Proposal 1 — “FOR” each of the five nominees named in this Proxy Statement to be elected to serve as directors of Verso;
•	Proposal 2 — “FOR” the approval, on an advisory basis, of the compensation of Verso’s named executive officers;
•	Proposal 3 — “FOR” the ratification of the appointment of Deloitte & Touche LLP to serve as Verso’s independent registered public accounting firm for the year ending December 31, 2021.

Who is entitled to vote?

The holders of Verso’s Class A common stock of record at the close of business on March 22, 2021, the record date for the meeting, are entitled to receive notice of the meeting and to vote the shares of common stock that they held on the record date at the meeting and any postponement or adjournment thereof. You are a stockholder of record if your shares of common stock are registered directly in your name with Computershare Inc., our registrar and transfer agent. If your shares are held by a broker, bank or other nominee, then you are not a stockholder of record, but instead you are the beneficial owner of shares held in “street name.” If you hold your shares in “street name,” the broker, bank or other nominee that holds your shares will provide you with information about how to instruct it to vote your shares held in street name at the Annual Meeting.

Each outstanding share of Class A common stock entitles its holder to one vote on each matter voted on at the meeting. At the close of business on March 22, 2021, the record date, there were 32,798,505 outstanding shares of Class A common stock. Stockholders are not entitled to cumulative voting rights in the election of directors.

How can I attend the Annual Meeting?

We will host the Annual Meeting on the Internet via live audio webcast. You can attend the Annual Meeting virtually on the meeting website, www.virtualshareholdermeeting.com/VRS2021. You will not be able to attend the Annual Meeting physically in person. The meeting will begin at 10:00 a.m. (Eastern Time) on May 6, 2021, and the meeting website will open to permit you to log in starting at 9:00 a.m. (Eastern Time). You should allow ample time to log in, and, in any event, we encourage you to log in no later than 9:45 a.m. (Eastern Time). Information regarding potential technical and logistical issues, including a telephone number for technical support during the Annual Meeting, will be available on the meeting website.

To ask questions and to vote at the Annual Meeting, you will be required to enter the 16-digit control number found on your proxy card or voting instruction form. If you do not have a 16-digit control number, you may attend the Annual Meeting as a guest, but you will not be able to ask questions or vote at the meeting. Additional instructions for asking questions and voting will be available during the meeting on the meeting website.

Only questions that concern the proposals to be voted upon at the Annual Meeting will be answered at the meeting. If you wish to ask questions concerning other matters, please contact us at investor.versoco.com. We will respond at the meeting to all questions appropriately submitted regarding the proposals to be voted upon, at a designated time during the meeting. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition. We will post the questions asked at the meeting and our responses on our website, www.versoco.com, after the meeting. Guidelines concerning appropriate meeting conduct will be posted during the Annual Meeting on the meeting website.

What do I need in order to be able to participate in the Annual Meeting?

You will need the 16-digit control number included on your proxy card or voting instruction form in order to be able to vote your shares or submit questions during the Annual Meeting.  Instructions on how to connect to the Annual Meeting and participate via the Internet, are on your proxy card. If you do not have your 16-digit control number, you will be able to access and listen to the Annual Meeting as a guest, but you will not be able to vote your shares or submit questions during the Annual Meeting.

Why is the Company holding the Annual Meeting virtually?

We are embracing technology to provide expanded access, improved communication, and cost savings for our stockholders and the Company. Hosting a virtual meeting enables increased stockholder attendance and participation since stockholders can participate from any location around the world. In addition, we intend that the virtual meeting format provide stockholders a similar level of transparency to the traditional in-person meeting format and we take steps to ensure such an experience. Further, in light of the ongoing COVID-19 pandemic, we believe that hosting a virtual meeting this year will enable increased stockholder attendance and participation during a time when many restrictions on travel and public gatherings are in place, each of which may limit attendance at our Annual Meeting. Our stockholders will be afforded the same opportunities to participate at the virtual Annual Meeting as they would at an in-person Annual Meeting of Stockholders.

What happens if I experience technical difficulties during the Annual Meeting?

Information regarding potential technical and logistical issues, including a telephone number for technical support during the Annual Meeting, will be available on the meeting website, www.virtualshareholdermeeting.com/VRS2021.

How many shares must be present to conduct business at the meeting?

A quorum must be present at the meeting in order for any business to be conducted. The presence at the meeting, virtually via the meeting website, www.virtualshareholdermeeting.com/VRS2021, or by proxy, of a majority in voting power of the outstanding shares of common stock entitled to vote at the meeting will constitute a quorum. Abstentions and broker non-votes will be included in the number of shares considered present at the meeting and entitled to vote for the purpose of determining whether there is a quorum.

What happens if a quorum is not present at the meeting?

If a quorum is not present at the scheduled time of the meeting, either the chairman of the meeting or the holders of a majority in voting power of the outstanding shares of common stock present virtually at the meeting or represented by proxy and entitled to vote at the meeting may adjourn the meeting to another place, date or time until a quorum is present. The date, time, place (if any) and means of remote communication (if any) of the adjourned meeting will be announced at the meeting when the adjournment is taken, and no other notice will be given unless the adjournment is for more than 30 days or unless after the adjournment a new record date is fixed for the adjourned meeting.

What vote is required to approve each of the proposals?

Proposal 1 — Election of Directors. On June 24, 2020, we amended our bylaws to adopt a majority voting standard for the election of directors in uncontested elections. Accordingly, each director nominee will be elected at the meeting if he or she receives a majority of the votes cast with respect to his or her election (that is, the number of votes cast “FOR” the nominee must exceed the number of votes cast “AGAINST” the nominee).

Proposal 2 — Advisory Vote on Compensation of Named Executive Officers. The approval of the compensation of Verso’s named executive officers requires the affirmative vote of a majority of the shares of common stock present virtually or represented by proxy at the meeting and entitled to vote on this proposal.

Proposal 3 — Ratification of Appointment of Independent Registered Public Accounting Firm. The ratification of the appointment of Deloitte & Touche LLP to serve as Verso’s independent registered public accounting firm for the year ending December 31, 2021, requires the affirmative vote of a majority of the shares of common stock present virtually or represented by proxy at the meeting and entitled to vote on this proposal.

It should be noted that Proposal 2 (advisory vote on compensation of named executive officers) and Proposal 3 (ratification of appointment of independent registered public accounting firm) are only advisory votes and are not binding on Verso. The board of directors will consider the outcome of the vote on each of these proposals in considering what action, if any, should be taken in response to the advisory vote by the stockholders.

How are votes counted at the meeting?

For Proposal 1 (election of directors), you may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each director nominee. Broker non-votes and abstentions are not treated as votes cast and therefore will not be considered in determining the outcome of the election of directors.

For Proposal 2 (advisory vote on compensation of named executive officers) and Proposal 3 (ratification of appointment of independent registered public accounting firm), you may vote “FOR,” “AGAINST” or “ABSTAIN.” For Proposal 2 and Proposal 3, abstentions will have the same effect as a vote “AGAINST” the proposals. Broker non-votes will not be counted in determining the outcome of Proposal 2 and there will be no broker non-votes on Proposal 3.

How may I vote my shares?

You may vote your shares either by proxy without attending the meeting or online while attending the meeting virtually. We urge you to vote by proxy even if you plan to attend the meeting. That will help us to know as soon as possible that we have a quorum in order to conduct business at the meeting. Returning your proxy card will not affect your right to revoke your proxy or to attend the meeting virtually and vote online.

How do I vote my shares by proxy?

If you are a stockholder of record and want to vote your shares by proxy without attending the meeting, you may vote either on the internet, by telephone or by mail by following the instructions on the enclosed proxy card.

If you are a beneficial owner of shares held in street name, then your broker, bank or other nominee will provide you with information about how to provide it with voting instructions, so that it may vote your shares as you direct at the meeting. You can provide voting instructions to your broker, bank or other nominee by properly completing, signing, dating and returning by mail the voting instruction form that it provides to you; or, if your broker, bank or other nominee offers telephone or internet voting options, you can provide your voting instructions by telephone or on the internet by following the voting instructions that your broker, bank or other nominee provides to you.

How do I vote my shares while attending the meeting?

If you are a stockholder of record and attend the meeting, instructions on how to vote while participating in the Annual Meeting live via the Internet will be available at www.virtualshareholdermeeting.com/VRS2021. Each stockholder of record may designate one person to represent his or her shares at the Annual Meeting. If multiple representatives request access on behalf of the same stockholder, the first person to register for the Annual Meeting with the appropriate 16-digit control number will be allowed to participate in the Annual Meeting.  If you are a beneficial owner of shares held in street name, please contact your broker, bank or other nominee that holds your shares if you wish to obtain the right to vote the shares online while attending the meeting virtually.

What is the deadline for voting my shares if I do not attend the meeting?

If you are a stockholder of record, your proxy must be received by telephone or the Internet by 11:59 p.m. (Eastern Time) on May 5, 2021, in order for your shares to be voted at the meeting. If you are a stockholder of record, you also have the option of completing, signing, dating and returning your proxy card so that it is received by Verso before the polls close at the meeting in order for your shares to be voted at the meeting. If you are a beneficial owner of shares, you should comply with the deadlines included in the voting instructions provided by the broker, bank or other nominee that holds your shares.

If I return my proxy card without specifying voting instructions on it, will my shares be voted?

If you are a stockholder of record and return your proxy card without indicating voting instructions on it, your shares will be voted in accordance with the recommendations of our board of directors. See “How does the board of directors recommend that I vote on these proposals?”

If you are a beneficial owner of shares held in street name, your broker, bank or other nominee is required to vote your shares in accordance with your instructions. If you hold your shares through a brokerage account and do not instruct your broker how to vote your shares, your broker may generally vote your shares on routine matters. However, a broker cannot vote shares held in street name on non-routine matters unless the broker receives voting instructions from the street name holder. Proposal 3 (ratification of independent registered public accounting firm) is considered routine under applicable rules of the New York Stock Exchange (“NYSE”), while Proposal 1 (election of directors) and Proposal 2 (advisory vote on compensation of named executive officers) are each considered non-routine. Accordingly, if you hold your shares of common stock in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may exercise its discretion to vote on Proposal 3 at the meeting, but will not be permitted to vote your shares on any of the other proposals at the meeting. If your broker exercises this discretion, your shares will be counted as present for determining the presence of a quorum at the meeting and will be voted on Proposal 3 (ratification of independent registered public accounting firm) in the manner directed by your broker, but your shares will constitute “broker non-votes” on each of the other items at the Annual Meeting.

How do I change my vote or revoke my proxy?

Your attendance at the meeting, by itself, will not revoke your proxy or change your vote. If you are a stockholder of record, you may revoke your proxy or change your vote at any time before the polls are closed at the meeting by taking any of the following actions: properly completing, signing, dating and returning another proxy card with a later date; voting online while attending the meeting virtually; or giving written notice of your revocation to our Secretary. You may also revoke a previously submitted proxy and change your vote by submitting a later dated proxy via telephone or Internet by the deadlines specified above under “What is the deadline for voting my shares if I do not attend the meeting?” If you are a beneficial owner of shares held in street name, you may revoke your proxy and change your vote only by submitting new voting instructions to the broker, bank or other nominee that holds your shares by the deadlines provided by such broker, bank or other nominee, or by obtaining a legal proxy from your nominee giving you the right to vote your shares online while attending the meeting virtually.

Who will count the votes?

Verso has retained Broadridge Financial Solutions, Inc. to tabulate and certify the stockholder votes.

Who pays for the proxy solicitation and how will Verso solicit votes?

Verso will pay all costs associated with the solicitation of proxies. We also will reimburse any costs incurred by brokers, banks and other nominees to forward proxy solicitation materials to beneficial owners. Proxies may be solicited by us on behalf of our board of directors in person or by mail, telephone, facsimile or e-mail. In addition, we have retained Alliance Advisors, LLC to assist with the solicitation of proxies for a fee of $7,000.

Where can I find the results of the stockholder votes at the meeting?

We will disclose the results of the stockholder votes at the meeting in a current report on Form 8-K to be filed with the SEC within four business days after the meeting. The report also will be available on Verso’s website at www.versoco.com on the “Investors” page. The information on our website is not a part of this Proxy Statement.

How can I obtain a copy of the Company’s 2020 Annual Report?

We have included with this Proxy Statement a copy of our 2020 Annual Report on Form 10-K for the year ended December 31, 2020. The 2020 Annual Report also is available on Verso’s website at www.versoco.com on the “Investors” page. The 2020 Annual Report and the information on our website are not a part of this Proxy Statement.

In addition, we will furnish, without charge, to each person whose proxy is being solicited, upon request of any such person, a copy of our 2020 Annual Report, as filed with the SEC, including the consolidated financial statements and schedules thereto, but not the exhibits. Requests for copies of such report should be directed to Verso Corporation, Attention: Secretary, 8540 Gander Creek Drive, Miamisburg, Ohio 45342. Copies of any exhibit to the 2020 Annual Report will be forwarded upon receipt of a written request to our Secretary at the address above, subject to a charge for copying and mailing.

PROPOSALS SUBMITTED FOR STOCKHOLDER APPROVAL

Proposal 1 — Election of Directors

Our board of directors currently consists of six directors.  Sean T. Erwin has not been nominated for re-election at the Annual Meeting, and immediately following the Annual Meeting, the Board will be fixed at five members. The board of directors has nominated the following five persons — Dr. Robert K. Beckler, Marvin Cooper, Jeffrey E. Kirt, Randy J. Nebel, and Nancy M. Taylor — for election as directors of Verso until our 2022 Annual Meeting of Stockholders and until their respective successors are elected and qualified.  Their business backgrounds are described in the “Directors and Executive Officers — Directors” section of this Proxy Statement.

Each nominee has consented to serve on the board of directors if elected. The board of directors does not know of any reason why any nominee would be unable or unwilling for good cause to serve as a director if elected. However, if a nominee were to become unable for any reason or unwilling for good cause to serve as a director at the time of the meeting, the board of directors might designate a substitute nominee, in which case the persons named as proxies will exercise their discretionary authority to vote for the substitute nominee, or the board of directors may choose to reduce the size of the board of directors to remove the resulting vacancy.

In June 2020, we amended our bylaws to adopt a majority voting standard for the election of directors in uncontested elections. The majority voting standard adopted by the board of directors includes a director resignation policy that requires an incumbent director who stands for election to the board of directors but who fails to receive a majority of the votes cast in an uncontested election of directors to tender his or her resignation promptly following certification of the election results. In such event, the board of directors, taking into account the recommendation of the Corporate Governance and Nominating Committee, must decide whether to accept or reject the resignation and publicly disclose its decision, including the rationale behind any decision to reject the tendered resignation, within 90 days following certification of the election results. The Corporate Governance and Nominating Committee and the board of directors may, in making their recommendation or decision, as applicable, consider any factors and other information that they consider appropriate and relevant.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
“FOR” EACH OF THE DIRECTOR NOMINEES TO BE ELECTED.

Proposal 2 — Advisory Vote on Compensation of Named Executive Officers

We are conducting an advisory vote by our stockholders to approve the compensation of Verso’s named executive officers as described in this Proxy Statement. This advisory vote is being conducted in accordance with Section 14A(a)(1) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and Rule 14a-21(a) thereunder.

This proposal is not intended to address any specific item of executive compensation, but rather the overall compensation of Verso’s named executive officers and our compensation philosophy, policies and practices. As described in detail in the “Compensation Discussion & Analysis” section of this Proxy Statement, our compensation programs are designed to attract, retain and motivate executives who can help us achieve superior operational and financial performance. We believe that the compensation that we provide our named executive officers — with its balance of short-term cash incentives based upon the achievement of annual performance objectives and equity-based incentives that vest both over time and based on company performance — motivates and rewards them for efforts that result in sustained performance by Verso that enhances our value to our stockholders.

Accordingly, you will be asked to vote on the following resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of Verso’s named executive officers as disclosed in the Proxy Statement, including the executive compensation tables and the accompanying narrative.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE, ON AN ADVISORY BASIS, “FOR” THE APPROVAL OF THE COMPENSATION OF VERSO’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

This vote is an advisory vote and thus it is not binding on, and it does not overrule any decision by, and it does not create or imply any additional duties for, Verso, our board of directors or the Compensation Committee. However, we value our stockholders’ opinions and input, and the Compensation Committee will carefully consider the outcome of the advisory vote when making future decisions regarding executive compensation.

Our current policy is to provide our stockholders with an opportunity to approve the compensation of our named executive officers each year at the Annual Meeting of Stockholders. It is expected that the next advisory vote on executive compensation will be held at the 2022 Annual Meeting of Stockholders.

Proposal 3 — Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the board of directors has appointed Deloitte & Touche LLP to serve as Verso’s independent registered public accounting firm for the year ending December 31, 2021. The board of directors is asking the stockholders to ratify the appointment of Deloitte & Touche LLP to serve in such capacity. Deloitte & Touche LLP is an independent registered public accounting firm and has audited our financial statements since 2006. Additional information about Deloitte & Touche LLP and its services for Verso is set forth in the “Audit and Non-Audit Services and Fees of Independent Registered Public Accounting Firm” section of this Proxy Statement.

Although it is not required to do so by law, regulations or our bylaws, the board of directors is submitting the appointment of Deloitte & Touche LLP to our stockholders for ratification as a matter of good corporate practice. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Verso and our stockholders.

We expect representatives of Deloitte & Touche LLP to be present at the meeting. They will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions from our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF
THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS VERSO’S INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2021.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table provides information about the beneficial ownership of Verso’s common stock as of March 17, 2021, by each of our directors and named executive officers, all of our current directors and executive officers as a group, and each person known to our management to be the beneficial owner of more than 5% of the outstanding shares of our common stock. As of March 17, 2021, there were 32,798,505 outstanding shares of our Class A common stock.

Name of Beneficial Owner	Shares of Class A Common Stock Beneficially Owned	Percentage of Outstanding Shares of Class A Common Stock Beneficially Owned(1)
Directors and Named Executive Officers:
Randy J. Nebel	24,846	*
Adam St. John(2)	124,210	*
Michael A. Weinhold(2)	105,449	*
Allen J. Campbell	149,355	*
Aaron D. Haas	6,265	*
Matthew Archambeau	38,980	*
Terrance M. Dyer	2,653	*
Kenneth D. Sawyer(2)	60,599	*
Sean T. Erwin	8,410	*
Jeffrey E. Kirt	28,410	*
Dr. Robert K. Beckler	8,410	*
Marvin Cooper	8,410	*
Nancy M. Taylor	9,846	*
All current Directors and Executive Officers as a group (10 persons)(3)	285,585	*
Dimensional Fund Advisors LP(4)	2,754,786	8.4%
Lapetus Capital II LLC(5)	2,679,246	8.2%
Hoak Public Equities, L.P.(6)	2,246,194	6.8%
BlackRock, Inc.(7)	2,225,793	6.8%
The Vanguard Group Inc.(8)	1,977,398	6.0%

*	Less than 1% of the outstanding shares of our common stock.

(1)
“Beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act. The number and percentage of shares of common stock beneficially owned by each person listed in the table is determined based on the shares of common stock that such person beneficially owned as of March 17, 2021, or that such person has the right to acquire within 60 days thereafter. The number of outstanding shares used as the denominator in calculating the percentage ownership and voting power of the outstanding shares of Class A common stock for each person is the sum of (a) 32,798,505 shares of Class A common stock outstanding as of March 17, 2021, and (b) the number of shares of Class A common stock that such person has the right to acquire as of March 17, 2021, or within 60 days thereafter. Each person has sole voting and sole investment power over the shares of common stock that the person beneficially owns, unless otherwise indicated.

(2)
Mr. St. John, Mr. Weinhold and Mr. Sawyer are no longer employed by Verso and Mr. St. John also is no longer a director of Verso. The amounts reported as beneficially owned by them are based on their last respective Form 4s as filed with the SEC, as adjusted to give effect to subsequent transactions of which we are aware in connection with employment-related equity awards. Mr. St. John’s ownership includes 10,026 shares of Class A common stock owned directly by Mr. St. John’s spouse based on Mr. St. John’s last Form 4 as filed with the SEC, as adjusted to give effect to subsequent transactions of which we are aware.

(3)	Excludes Mr. Weinhold and Mr. Sawyer who are no longer executive officers of Verso, and Mr. St. John, who is no longer a director or an executive officer of Verso.

(4)
In a Schedule 13G/A filed by Dimensional Fund Advisors LP with the SEC on February 12, 2021, the reporting person states that as of December 31,  2020 it beneficially owned and had sole voting power over 2,665,734 shares of Class A common stock and sole dispositive power over 2,754,786 shares of Class A common stock. The Schedule 13G/A also discloses that Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over our Class A common stock that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of our Class A common stock held by the Funds. However, all shares of Class A common stock reported in the table above are owned by the Funds. Dimensional disclaims beneficial ownership of such shares of Class A common stock. The address of the reporting person is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(5)
In a Schedule 13D/A filed by Lapetus Capital II LLC with the SEC on December 17, 2020, the reporting person states that as of December 15, 2020 the reporting persons in the aggregate beneficially own 2,679,246 shares of Class A common stock. The Schedule 13D/A also discloses that each of Lapetus Capital II LLC, Atlas Capital Resources II LP, Atlas Capital GP II LP, and Atlas Capital Resources GP II LLC shares voting and dispositive power over 149,568 shares, (ii) Lapetus Capital III LLC, Atlas Capital Resources III LP, Atlas Capital GP III LP, Atlas Capital Resources GP III LLC shares voting and dispositive power over 2,529,678 shares and (iii) each of Andrew M. Bursky and Timothy J. Fazio, by virtue of his status as a manager and Managing Partner of Atlas Capital Resources GP II LLC and Atlas Capital Resources GP III LLC, has shared voting and dispositive power of 2,679,246 shares of Class A common stock. The address of the reporting person is 100 Northfield Street, Greenwich, Connecticut 06830.

(6)
In a Schedule 13D/A filed by Hoak Public Equities, L.P. together with affiliated entities and persons with the SEC on March 5, 2021, the reporting person states that as of March 3, 2021Hoak Public Equities L.P., Hoak Fund Management, L.P., and Hoak & Co. have sole voting and dispositive power over 1,645,772 shares, J. Hale Hoak has sole voting and dispositive power over 1,750,932 shares and shared voting and dispositive power over 250,000 shares, James M. Hoak has sole voting and dispositive power over 1,996,194 shares and shared voting and dispositive power over 250,000 shares, and Hale Hoak Child’s Trust (“Trust”) and The Hoak Foundation (“Foundation”) have sole voting and dispositive power over 40,000 and 25,000 shares, respectively, and Nancy Hoak 2020 GRAT Agreement (“GRAT”) has shared voting and dispositive power over 250,000 shares. James M. Hoak is Hoak & Co’s controlling shareholder and serves as its Chairman and serves as the Trust’s trustee, President of the Foundation and co-trustee of the GRAT and the Schedule 13D reports that the aggregate amount beneficially owned by James M. Hoak is 2,246,194 shares. The address of the reporting person is 3963 Maple Avenue, Suite 450, Dallas, Texas 75219.

(7)
In a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 5, 2021, the reporting person states that as of December 31, 2020 it beneficially owned and had sole voting power over 2,193,661 shares of Class A common stock and sole dispositive power over 2,225,793 shares of Class A common stock. The address of the reporting person is 55 East 52nd Street, New York, New York 10055.

(8)
In a Schedule 13G/A filed by The Vanguard Group Inc. with the SEC on February 10, 2021, the reporting person states that as of December 31, 2020 it beneficially owned and had sole voting power over zero shares of Class A common stock, shared voting power over 27,532 shares of Class A common stock, sole dispositive power over 1,934,128 shares of Class A common stock, shared dispositive power over 43,270 shares of Class A common stock. The address of the reporting person is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act and the SEC’s rules thereunder require that our directors and executive officers and the beneficial owners of more than 10% of Verso’s common stock file with the SEC initial reports of, and subsequent reports of changes in, their beneficial ownership of our common stock. Based solely on our review of such Section 16(a) reports and written representations that our directors and executive officers have furnished to us, we believe that all reporting persons complied with all applicable Section 16(a) filing requirements during 2020 except that each of our directors and executive officers first reported dividend equivalent units received on June 29, 2020 in Form 4s filed by each of our directors and executive officers on September 30, 2020 which also reported dividend equivalent units received on September 28, 2020.

DIRECTORS AND EXECUTIVE OFFICERS

The following table and biographical descriptions provide information regarding our directors and executive officers as of the date of this Proxy Statement.

Name(1)	Age	Position
Randy J. Nebel	65	President, Chief Executive Officer and Director
Allen J. Campbell(2)	63	Senior Vice President and Chief Financial Officer
Aaron D. Haas	49	Senior Vice President of Sales and Marketing
Matthew Archambeau	48	Senior Vice President of Manufacturing and Energy
Terrance M. Dyer	54	Senior Vice President of Human Resources and Communications
Jeffrey E. Kirt	48	Director and Vice Chairman of the Board
Dr. Robert K. Beckler	59	Director
Marvin Cooper	77	Director
Nancy M. Taylor	61	Director

(1)	Sean T. Erwin, a director and Chairman of the Board, will not continue as a director after the Annual Meeting and is omitted from the table.

(2)
As previously announced, Mr. Campbell plans to retire from Verso on June 30, 2021. Our board of directors is conducting a search for his successor and has retained an executive search firm to assist in the process.

Executive Officers

Allen J. Campbell

Mr. Campbell has been our Senior Vice President and Chief Financial Officer since September 2015. Before joining Verso, he worked at Cooper-Standard Holdings Inc., the parent company of Cooper-Standard Automotive Inc., a leading global supplier of systems and components for the automotive industry, from 1998 to 2015. At Cooper Standard, Mr. Campbell held accounting, finance and management positions, including Executive Vice President and Chief Infrastructure Officer in 2015 and Executive Vice President and Chief Financial Officer from 2005 to 2015. He worked at The Dow Chemical Company in accounting and finance positions from 1980 to 1998.

Aaron D. Haas

Mr. Haas has been our Senior Vice President of Sales and Marketing since March 2020. Prior to this role, Mr. Haas served as our Vice President of Supply Chain Management since January 2018. He previously served as our Vice President of Marketing from June 2017 to January 2018, Vice President of Commercial Print from August 2015 to June 2017, and Vice President of Marketing Services from January to August 2015. Mr. Haas has more than 20 years of sales and marketing experience in the paper industry.

Matthew Archambeau

Mr. Archambeau has been our Senior Vice President of Manufacturing and Energy since April 2020. Prior to this role, Mr. Archambeau served as Verso’s Vice President of the Centers of Excellence/ Technology since January 2018. Prior to that role, he served as the Mill Manager at Verso’s Escanaba, Michigan mill from February 2015 to December 2017. Mr. Archambeau’s previous experience at Verso also includes serving as the Mill Manager at Verso’s former Bucksport, Maine and Sartell, Minnesota mills, Director of Manufacturing Support at Verso’s former Memphis, Tennessee headquarters, and in numerous manufacturing roles at Verso’s former Bucksport, Maine mill.

Terrance M. Dyer

Mr. Dyer has been our Senior Vice President of Human Resources and Communications since June 2020. Prior to this role, Mr. Dyer served as Vice President of Human Resources and Chief Human Resources Officer of Worthington Industries from June 2012 to October 2018. He previously served as Vice President of Human Resources for Worthington-Armstrong Venture from 2009 to 2012. Mr. Dyer has more than 25 years of human resources and manufacturing operations experience.

Directors

We believe that Verso’s board of directors, or “Board,” should consist of persons having a range of knowledge, experience, skills and diversity that enables them to provide sound oversight and guidance with respect to our business and operations. We provide below information with respect to each of our directors standing for re-election at the Annual Meeting and who have been nominated for election by our board of directors to serve until our 2022 Annual Meeting of Stockholders and until their respective successors are elected and qualified. As discussed below, each of our directors has an established record of professional accomplishment and possesses the kinds of knowledge, experience and skills that the board of directors considers important attributes for service as a Verso director. In addition, each director has the following key personal attributes that we believe are important to an effective board of directors: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion; and diversity of background, experience and thought.

The composition of Verso’s board of directors is important to us for a number of reasons. Our independent directors contribute outside points of view that we value for providing multiple perspectives to the board of directors’ oversight and direction and for facilitating objectivity in the board’s decision- making process.

Randy J. Nebel

Mr. Nebel has been a director of Verso since November 14, 2019 and has been the President and Chief Executive Officer of Verso since January 27, 2021. Mr. Nebel served as Interim President and Chief Executive Officer of Verso from October 2020 to January 2021. Previously, Mr. Nebel provided consulting services as the sole owner of RJNebel Consulting, which he founded in February 2019. From January 2017 to November 2018, he was the Executive Vice President of Integrated Packaging of Kapstone Paper and Packaging (“Kapstone”) and, from July 2013 to December 2016, he was the Vice President of Kapstone and President of Kapstone Kraft Paper Corp. Mr. Nebel also served as the President and Chief Operating Officer of Longview Paper and Packaging from 2009 to July 2013. He previously served on the board of directors of the National Association of Manufacturers and the American Forest & Paper Association. Mr. Nebel received his Bachelor of Science in chemical engineering from Montana State University.

Mr. Nebel has over 40 years of paper industry experience, split between brown and bleached grades, including significant experience as an executive officer of a publicly traded manufacturer of pulp and paper and therefore brings significant industry, business and financial knowledge as well as leadership skills to the board.

Jeffrey E. Kirt

Mr. Kirt has been a director of Verso since January 31, 2020 and our Vice Chairman since January 27, 2021. He is the Chief Executive Officer of Greenidge Generation Holdings, Inc., an integrated power generation facility and cryptocurrency mining operation, a position he has held since March 2021. He also is the founder, the chief executive officer and managing partner of Fifth Lake Management, LLC, an investment manager focused on direct investments in private equity and special situations. Prior to founding Fifth Lake Management, LLC in July 2017, Mr. Kirt was a partner at Pamplona Capital Management, L.P. from October 2014 to July 2017, and a partner at Oak Hill Advisors, L.P. from July 2002 to September 2014, where he focused on making private equity and special situations investments in the industrial, aerospace, defense, business services and financial services sectors in the United States and Europe. From January 2010 until October 2014, Mr. Kirt served as a director of Capital Bank Financial Corp., a Federal Reserve and OCC regulated banking institution. Mr. Kirt also previously served as a director of Cooper Standard Holdings, Inc., a global supplier of systems and components for the automotive industry, from May 2010 until October 2014, and Avolon Aerospace, Ltd. from December 2010 to October 2014. Mr. Kirt received his Bachelor of Arts in Economics from Yale University.

Mr. Kirt has significant experience in sourcing, evaluating and managing investments in public and private companies, which, along with his financial expertise, provides him with substantial strategic and financial expertise that inform his contributions as a Verso director. In addition, Mr. Kirt’s service as a director of a number of companies in diverse industries provides him with a range of experiences on which he can draw in serving as a Verso director and increases his knowledge of effective corporate governance.

Mr. Kirt was initially elected to the board of directors pursuant to the Cooperation Agreement (“Cooperation Agreement”), dated January 30, 2020, between Verso and Lapetus Capital II LLC (“Lapetus”, and together with its affiliates, including Atlas Holdings LLC, “Atlas”) and Blue Wolf Capital Advisors IV, LLC (together with its affiliates, “Blue Wolf”) and certain of their respective affiliates, which settled a proxy contest with respect to our 2019 annual meeting of stockholders held on January 31, 2020 (“2019 Annual Meeting”).

Dr. Robert K. Beckler

Dr. Beckler has been a director of Verso since January 31, 2020. He is the owner of RKB Consulting, LLC, which he founded in September 2016. Dr. Beckler is currently Chairman and Senior Advisor with privately held TemperPack, a producer of recyclable insulation for e-commerce packaging.  In addition, he serves as a director of Mill Rock Packaging Partners, a private investor in consumer packaging companies.  He also serves as director of the private companies Wikoff Color Corporation, a manufacturer of specialty inks and coatings, and Hazel Technologies, a provider of preservative solutions for packaged fresh produce.

Dr. Beckler formerly served as President, Packaging Solutions, of WestRock Company (“WestRock,” formerly MeadWestvaco Corporation (“MWV”)), a provider of packaging solutions and a manufacturer of containerboard and paperboard, from July 2015 until his retirement in July 2016. Prior to this, he was the Executive Vice President and President, Packaging, of MWV from January 2014 to June 2015. From January 2010 to December 2013, Dr. Beckler served as Senior Vice President and President of MWV’s Brazilian paper and packaging operations. Prior to this, Dr. Beckler served in a variety of roles in MWV’s Specialty Chemicals division, a leader in pine chemicals and activated carbon derived from wood and paper manufacturing operations, from 1987 to 2009. From January 2007 to December 2009, he was President, MWV Specialty Chemicals.

Dr. Beckler received a Bachelor of Science in Chemistry from Duke University and a Doctor of Philosophy in Chemical Engineering from the Georgia Institute of Technology. During his 34 year career, he has held various senior executive leadership roles in specialty chemicals, paper and packaging, with deep expertise in product development, supply chain, manufacturing and global markets.  Dr. Beckler’s significant executive and operating leadership experience at WestRock and with his ongoing engagements in the packaging industry provides him with in-depth knowledge of the paper industry, as well as substantial leadership, strategy, mergers and acquisitions, turnaround and business experience.

Marvin Cooper

Mr. Cooper has been a director of Verso since February 6, 2020. He previously served as the Chief Operating Officer and Executive Vice President of Domtar Corporation (“Domtar”), a leading provider of a wide variety of fiber-based products, until his retirement in 2009. Previously, he served as Senior Vice President of Pulp, Paper, Containerboard Manufacturing and Engineering of Weyerhaeuser Co. (“Weyerhaeuser”), one of the world’s largest integrated forest products companies, from February 2002 to October 2006. Mr. Cooper’s responsibilities included the operation of Weyerhaeuser’s pulp, paper and containerboard mills, and overseeing the engineering operations. Before joining Weyerhaeuser, Mr. Cooper was with Willamette Industries (“Willamette”), an international integrated forest products company, for 22 years. Mr. Cooper served as an Executive Vice President of Willamette’s Pulp and Paper Mills beginning in May 1997 until Willamette was acquired by Weyerhaeuser in 2002. He served as Group Vice President, Pulp and Paper Mills from May 1996 to May 1997 and Division Vice President — Fine Paper Mills from May 1989 to May 1996. He also served as Regional Manager of Willamette from May 1982 to May 1989 and Mill Manager from May 1980 to May 1982. Mr. Cooper also served on the board of directors of Domtar from 2006 until 2009. Mr. Cooper received his Bachelor of Science in engineering from Virginia Polytechnic Institute and State University.

Mr. Cooper brings to Verso over 40 years of varied and significant operational and executive leadership experience at companies in the pulp and paper industry, giving him in-depth industry knowledge and leadership and strategic expertise pertinent to our business, and his service on the board of directors of Domtar provides him with experience in board corporate governance upon which he can draw as our director.

Mr. Cooper was initially appointed to the board of directors pursuant to the Cooperation Agreement. See “Board of Directors and Corporate Governance — Policy Relating to Related-Person Transactions — Transactions with Related Persons” for additional information.

Nancy M. Taylor

Ms. Taylor has been a director of Verso since November 14, 2019. Ms. Taylor was President and Chief Executive Officer of Tredegar Corporation, a global manufacturing company, from February 2010 to June 2015. Prior to serving as President and Chief Executive Officer of Tredegar, she was Executive Vice President of Tredegar from January 2009 through January 2010, and Division President of Tredegar Film Products from April 2005 through January 2010. Ms. Taylor was a member of Tredegar’s board of directors from early March 2010 until June 2015 and currently is a director of the following public companies: Lumber Liquidators Holdings, Inc., one of the leading specialty retailers of hard-surface flooring in North America, where she has served as Chairman of the Board since November 2015, and TopBuild Corp., a leading purchaser, installer and distributor of insulation products to the United States construction industry, where she has served as Chair of the Governance Committee since May 2019. Ms. Taylor also serves as Chairman of the Board of the Boys & Girls Club of Metro Richmond (Virginia).

Ms. Taylor has more than 20 years of experience in senior management, in both operational and commercial leadership roles with manufacturing companies, and as chief executive officer of a publicly traded global manufacturer. Through her experience, she has gained and developed extensive business, finance and leadership skills, and possesses an understanding of strategic planning, risk assessment and international operations. Having served as a director of various public companies, she brings strong corporate governance knowledge to the board of directors.

Other Matters Concerning Executive Officers and Directors

On January 26, 2016, Verso and substantially all of our direct and indirect subsidiaries (“Debtors”) filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code (“Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (“Bankruptcy Court”). The chapter 11 cases (“Chapter 11 Cases”) were consolidated for procedural purposes only and administered jointly under the caption “In re: Verso Corporation, et al., Case No. 16-10163.” On June 23, 2016, the Bankruptcy Court entered an order confirming the Debtors’ First Modified Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code dated as of June 20, 2016 (“Plan”). On July 15, 2016, the Plan became effective pursuant to its terms and the Debtors emerged from their Chapter 11 reorganization.

Mr. Campbell was an executive officer of Verso before and during the Chapter 11 Cases. No other executive officer or director served as an executive officer or director of Verso prior to our emergence from Chapter 11 reorganization.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board of Directors Structure

Verso’s board of directors currently consists of six directors. Each director serves for a one-year term and until the election and qualification of his successor, subject to such director’s earlier death, resignation or removal.

Leadership Structure

The current leadership structure of our board of directors consists of our independent Chairman of the Board, Sean T. Erwin, our independent Vice Chairman of the Board, Jeffrey E. Kirt, and our Chief Executive Officer, Randy J. Nebel, who also serves as a director and our President. The role of our Chairman of the Board is to lead and oversee the board of directors, including ensuring that the board of directors functions effectively and fulfills its responsibilities to Verso and our stockholders. The Chairman of the Board presides at meetings of the board of directors and the Vice Chairman of the Board would preside in the Chairman’s absence. The role of our Chief Executive Officer is to lead and manage Verso and serve as our primary liaison with the board of directors.

Verso does not have any policy that requires the roles of Chairman of the Board and Chief Executive Officer to be filled by separate individuals, nor do we have any policy that requires the Chairman of the Board to be selected from a particular group of directors such as non-employee directors or independent directors. However, the Cooperation Agreement required that our board of directors appoint Mr. Erwin to serve as the Chairman of the Board until our Annual Meeting of Stockholders held on August 5, 2020 (the “2020 Annual Meeting”). See “Board of Directors and Corporate Governance — Policy Relating to Related-Person Transactions — Transactions with Related Persons” for additional information. Following the 2020 Annual Meeting, the board of directors had the flexibility to determine who should serve as the Chairman of the Board, and whether the Chairman of the Board and the Chief Executive Officer should be separate individuals, in each case based on Verso’s needs from time to time. The board of directors makes its determination based on the criteria and considerations that it deems appropriate to provide suitable leadership for the board of directors and Verso. Our current Chairman of the Board, Mr. Erwin will not continue as a director after the Annual Meeting. The Board has not settled upon a successor Chairman but intends to make such determination after the Annual Meeting.

Verso believes that our current leadership structure, in which the roles of Chairman of the Board and Chief Executive Officer are separated, is appropriate for us at this time. This structure enhances the board of directors’ oversight of management, because our Chairman of the Board is more likely to question management actions. The separation of roles also permits the Chairman of the Board to participate in non- management executive sessions of the board of directors. Finally, this structure allows the Chief Executive Officer to focus his efforts on the job of leading and managing Verso on a daily basis.

Director Independence

The NYSE requires that a listed company have a majority of independent directors as well as an audit committee, a compensation committee, and a corporate governance and nominating committee composed entirely of independent directors. Our board of directors has affirmatively determined that five of our current six directors — Dr. Robert K. Beckler, Marvin Cooper, Sean T. Erwin, Jeffrey E. Kirt, and Nancy M. Taylor — are independent under the NYSE’s listing standards. In making this determination, our board of directors has affirmatively determined that each of these directors meets the objective criteria for independence set forth by the NYSE and that none of them has any relationship, direct or indirect, to us other than as stockholders or through their service as our directors. Mr. Nebel is not independent due to serving as our President and Chief Executive Officer.

In addition, our board of directors previously determined that Alan J. Carr, Eugene I. Davis, Steven D. Scheiwe and Jay Shuster were independent directors under the NYSE’s listing standards during their service on the board of directors through the end of their respective service on our board of directors in late January 2020.

Committees of the Board of Directors

Committee Overview

Verso’s board of directors has three standing committees — the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee — each of which operates under a written charter adopted by our board of directors, which is available on Verso’s website at www.versoco.com on the “Our Company — Board of Directors” page.

The following table summarizes the composition of the standing committees of the board of directors.

Director	Independent	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Sean T. Erwin(1)	*	*	*
Jeffrey E. Kirt	*	*		*(2)
Dr. Robert K. Beckler	*		*(2)
Marvin Cooper	*		*	*
Randy J. Nebel
Nancy M. Taylor	*	*(2)		*

(1)	Mr. Erwin will no longer be a director of Verso after the Annual Meeting. The Board will determine the new composition of the committees after the Annual Meeting.

(2)	The indicated person serves as the chairperson of the committee.

Audit Committee

The Audit Committee currently consists of three directors — Messrs. Erwin and Kirt and Ms. Taylor — appointed by the board of directors. The purposes of the Audit Committee are to assist Verso’s board of directors in fulfilling its responsibilities regarding —

•	the integrity of Verso’s financial statements and other financial information provided to our stockholders and other relevant parties;

•	Verso’s system of internal control;

•	the performance of Verso’s internal accounting and financial controls and the function of Verso’s internal audit department;

•	the independent accountants’ qualifications, independence and performance; and

•	Verso’s process for monitoring compliance with applicable legal and regulatory requirements, including accounting, financial reporting and public disclosure requirements.

The board of directors has determined that each director serving on the Audit Committee is independent under the applicable rules of the NYSE and Exchange Act, satisfies the NYSE’s requirements of being financially literate and possessing accounting or related financial management expertise, and qualifies as an “audit committee financial expert” under the SEC’s rules.

Compensation Committee

The Compensation Committee currently consists of three directors — Messrs. Cooper and Erwin and Dr. Beckler — appointed by the board of directors. The purposes of the Compensation Committee are to assist Verso’s board of directors in fulfilling its responsibilities regarding —

•	review and approval of Verso’s compensation philosophy and objectives for our executive officers;

•	review and approval of the performance goals and objectives relevant to the compensation of Verso’s executive officers;

•	review and approval of the compensation of our executive officers; and

•	acting as administrator as may be required by Verso’s incentive compensation and equity-related plans in which our executive officers may be participants.

The board of directors has determined that each director serving on the Compensation Committee is independent under the applicable rules of the NYSE and qualifies as a “non-employee director” as defined in Exchange Act Rule 16b-3.

In determining the compensation of our executive officers other than the Chief Executive Officer, the Compensation Committee considers, among other things, the recommendations of the Chief Executive Officer. However, the Compensation Committee is solely responsible for making final decisions on the compensation of our executive officers.

In fulfilling its responsibilities, the Compensation Committee is entitled to delegate any or all of its responsibilities to a subcommittee of the Compensation Committee, to the extent consistent with applicable laws and regulations, the certificate of incorporation, and the bylaws. The Compensation Committee has not delegated and has no current intention to delegate any of its authority with respect to determining executive officer compensation to any subcommittee.

Between 2017 and January 2020, the Compensation Committee retained Lyons, Benenson & Company Inc. (“Lyons Benenson”) as its independent compensation consultant. In February 2020, the Compensation Committee engaged Midwest Series of Lockton Companies, LLC (“Lockton”) as its new independent compensation consultant. In retaining Lyons Benenson and Lockton, the Compensation Committee, after considering the factors prescribed by the SEC for purposes of assessing the independence of compensation advisors, determined that no conflicts of interest exist between us and Lyons Benenson or Lockton or any individuals working on our account on Lyons Benenson’s or Lockton’s behalf. Lyons Benenson and, subsequently, Lockton reviewed our executive compensation policies, programs and practices in 2020 so that it could advise the Compensation Committee on the design of our 2020 executive compensation program. See “Compensation Discussion and Analysis — Compensation Determination Process — Compensation Consultant” for additional information regarding Lyons Benenson and Lockton.

Effective as of January 1, 2021, the Compensation Committee engaged Exequity LLP (“Exequity”) as its independent compensation consultant to advise the Compensation Committee on the design of our executive compensation program for 2021. Exequity did not advise on our 2020 executive compensation program. In retaining Exequity, the Compensation Committee, after considering the factors prescribed by the SEC for purposes of assessing the independence of compensation advisors, determined that no conflicts of interest exist between us and Exequity or any individuals working on our account on Exequity’s behalf.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee currently consists of three directors — Messrs. Cooper and Kirt and Ms. Taylor — appointed by the board of directors. The purposes of the Corporate Governance and Nominating Committee are to assist Verso’s board of directors in fulfilling its responsibilities regarding –

•
review of director candidates recommended by our stockholders, consistent with the criteria for evaluating new directors as set forth in our Corporate Governance Guidelines, and making a recommendation regarding each candidate;

•
review of governance-related stockholder proposals, submitted by the Company's stockholders pursuant to our Bylaws or Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and making a recommendation regarding each proposal;

•
identification of best practices and recommendation of corporate governance principles, including giving proper attention and making effective responses to stockholder concerns regarding corporate governance;

•	development, recommendation to the Board and periodic assessment of guidelines setting forth corporate governance principles applicable to Verso;

•	identification of best practices and recommendation of improvements in other Company policies, procedures and practices pertinent to corporate governance; and

•	oversight of the Board's self-evaluation process.

The board of directors has determined that each director serving on the Corporate Governance and Nominating Committee is independent under the NYSE’s rules.

Nomination and Evaluation of Director Candidates

Verso’s board of directors will consider nominating all potential candidates for election as directors who are recommended by our stockholders or board of directors, provided that the recommendation complies with the relevant requirements of our bylaws. All recommendations of candidates for director must be made in accordance with the provisions of Article II, Section 2.14 of Verso’s bylaws, which sets forth requirements concerning the information to be provided about the candidate and the timing for the submission of the recommendation. Any stockholder who desires to recommend a candidate for nomination as a director should send the nomination to the Corporate Governance and Nominating Committee, c/o Secretary, Verso Corporation, 8540 Gander Creek Drive, Miamisburg, Ohio 45342.

The Corporate Governance and Nominating Committee screens every potential director candidate in the same manner, regardless of the source of his or her recommendation. Each director candidate must possess fundamental qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility. In further evaluating the suitability of director candidates (both new candidates and current directors), the Corporate Governance and Nominating Committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, electing) such candidates, takes into account many factors, including the candidate’s:

•	business judgment and ability to make independent analytical inquiries;

•	understanding of manufacturing, sales, marketing, product development, finance and other elements relevant to Verso’s success in a competitive business environment;

•	professional background, including experience as a director of a public company and as an officer or former officer of a public company;

•	experience in our industry and with relevant social policy concerns;

•	understanding of our business on a technical level; and

•	educational background, including academic expertise in an area of our operations.

The Corporate Governance and Nominating Committee and the board of directors also evaluate each director candidate in the context of the board of directors as a whole, with the objective of assembling a group of directors who can best perpetuate the success of our business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. In determining whether to recommend a director for re-election, the Corporate Governance and Nominating Committee and the board of directors also consider the director’s past attendance at board and committee meetings, the director’s participation in and contributions to the activities of the board of directors, and the results of the most recent board of directors self-evaluation. Notwithstanding the foregoing criteria, if Verso is legally required, by contract or otherwise, to permit a party to designate one or more directors to be elected or appointed to our board of directors (e.g., pursuant to rights contained in a certificate of designation of a class of preferred stock), then the nomination or appointment of such directors will be governed by those requirements.

Verso does not have a formal policy with regard to the consideration of diversity in identifying candidates for election to the board of directors, but the Corporate Governance and Nominating Committee recognizes the benefits associated with a diverse group of directors and takes diversity considerations into account when identifying director candidates. The Corporate Governance and Nominating Committee considers diversity in the broadest context, including the familiar diversity concepts of race, national origin, gender etc., as well as diversity of professional experience, employment history, and experience on other boards of directors and as management of other companies.

Director Attendance at Board of Directors and Committee Meetings

The board of directors and the Audit Committee hold meetings on at least a quarterly basis, and the Compensation Committee and the Corporate Governance and Nominating Committee hold meetings as necessary or appropriate and at least two times annually. In 2020, the board of directors met ten times; the Audit Committee met six times; the Compensation Committee met nine times; and the Corporate Governance and Nominating Committee met six times. In 2020, each incumbent director attended at least 75% of the meetings of the board of directors and the committees on which he or she served that were held during the periods that he or she served.

The NYSE’s listing standards require that our non-management directors meet regularly in executive session without management present. Verso’s Corporate Governance Guidelines require our independent, non-management directors to hold two such executive sessions per year. In 2020, our independent directors held five executive sessions. The presiding director at the executive sessions is our Chairman of the Board or, in his absence, a director selected by a majority vote of the non-management directors present. Executive sessions are of no fixed duration, and our non-management directors are encouraged to raise and discuss any matters of interest.

Director Attendance at Stockholders Meetings

Verso’s policy is that our directors are invited and encouraged to attend our annual stockholders meetings. All of our directors attended our 2020 Annual Meeting of Stockholders.

Communications with Directors

Stockholders and any other interested party wishing to communicate with our board of directors, our non-management directors, or a specific director may do so by delivering the written communication in person or mailing it to the Board of Directors, c/o Secretary, Verso Corporation, 8540 Gander Creek Drive, Miamisburg, Ohio 45342. Communications will be distributed to specific directors as directed in the communication. If addressed generally to the board of directors, communications may be distributed to specific members of the board of directors as appropriate, depending on the topic of the communication. For example, if a communication relates to accounting, internal controls or auditing matters, unless otherwise specified, the communication will be forwarded to the chairperson of the Audit Committee. In addition, if requested by stockholders, when appropriate, the Chairman of the Board will also be available for consultation and direct communication with stockholders.

From time to time, the board of directors may change the process by which stockholders and others may communicate with the board of directors or its members. Please refer to Verso’s website for any change in this process.

Annual Board Self-Assessment

Pursuant to our Corporate Governance Guidelines, each fiscal year, the Corporate Governance and Nominating Committee will oversee an annual assessment by the Board of the Board’s performance.  The Corporate Governance and Nominating Committee will recommend to the Board the evaluation process and evaluation criteria. Generally the assessment would include a review of any areas in which the Board potentially can make a better contribution to the governance of the Company, a review of the Board’s committee structure and an assessment of the Board’s compliance with the principles set forth in our Corporate Governance Guidelines.  The assessment is designed to evaluate whether the Board and its committees function effectively and make valuable contributions and to identify opportunities for improving its operations and procedures.  The Corporate Governance and Nominating Committee utilizes the results of the Board evaluation process in assessing and determining the characteristics and critical skills required of prospective candidates for election to the Board. The effectiveness of individual directors is considered each year when the directors stand for re-nomination.  Each committee of the Board also leads an annual self-assessment.

In 2020, the Board completed a self-assessment process focusing on the experience, qualifications, attributes and skills of the directors, and the effectiveness of the performance of the Board as a whole and each of the Board’s committees. In 2020, self-assessments of the committees of the Board were conducted as part of the Board self-assessment.

Corporate Governance General

In furtherance of Verso’s board of directors’ goals of providing effective governance of our business and affairs for the long-term benefit of our stockholders and promoting a culture and reputation of the highest ethics, integrity and reliability, our board of directors has adopted the following corporate governance measures:

•	Corporate Governance Guidelines

•	Code of Conduct

•	Whistleblower Policy

Each of these documents is available, free of charge, in print to any stockholder who requests it. In addition, the Corporate Governance Guidelines, Code of Conduct and Whistleblower Policy are posted on Verso’s website at www.versoco.com on the “Our Company — Corporate Governance” page. The information on our website is not a part of this Proxy Statement.

Corporate Governance Guidelines

The Corporate Governance Guidelines set forth the framework within which Verso’s board of directors conducts its business. The Corporate Governance Guidelines are intended to assist our board of directors in the exercise of its responsibilities and to serve the interests of Verso and our stockholders. The Corporate Governance Guidelines set forth guiding principles on matters such as —

•	size of the board of directors;

•	director independence;

•	executive sessions of non-management directors;

•	director qualifications, and the selection of new directors;

•
matters potentially affecting directors’ service on our board of directors, such as serving as directors or audit committee members of other public companies, a director overboarding policy, the impact on directors of changes in their employment, and the absence of term limits;

•	director responsibilities;

•	director compensation;

•	director access to executive management and independent advisors;

•	meetings of the board of directors and its committees, including matters such as meeting frequency and attendance;

•	committees of the board of directors, including the qualifications of members of the Audit Committee;

•	board of directors participation in the development of management leadership; and

•	communications to the board of directors.

Code of Conduct

The Code of Conduct is a code of ethics that applies to all of our directors, officers and employees, including our Chief Executive Officer and Chief Financial Officer. The Code of Conduct addresses topics such as —

•	ethical business conduct;

•	compliance with legal requirements;

•	confidentiality of our business information;

•	use of our property;

•	avoidance of conflicts of interest;

•	conduct of our accounting operations, preparation of financial reports, and making of public disclosures; and

•	reporting of any violation of law or the Code of Conduct, unethical behavior, improper or questionable accounting or auditing, or inaccuracy in our financial reports or other public disclosures.

Verso employees are encouraged to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Conduct. Any such report may be made anonymously. Amendments to the Code of Conduct, and any waivers from the Code of Conduct granted to directors or executive officers, will be made available through our website.

Director Overboarding Policy

In June 2020, our board of directors adopted a director overboarding policy as part of our Corporate Governance Guidelines, which provides that Verso’s directors should not simultaneously serve on more than five public company boards of directors, including Verso’s Board, except with the prior approval of the Board. The policy additionally provides that directors who also serve as Chief Executive Officer, Chief Financial Officer or as a “named executive officer” of a company should not simultaneously serve on more than one other public company board of directors in addition to Verso’s Board, except with the prior approval of the Board.

Stock Ownership Guidelines for Non-Employee Directors

In order to further align the interests of our non-employee directors with those of our stockholders, in September 2020 our board of directors approved stock ownership guidelines for non-employee directors which became effective on January 1, 2021.  Under the stock ownership guidelines, our non-employee directors are required to attain beneficial ownership of our stock having an aggregate value of at least $250,000 no later than three years after the later of the effective date of the guidelines and the date of the director’s initial election or appointment to our board of directors. Once a non-employee director has met the applicable ownership guideline, ownership of the guideline amount is expected to be maintained. The following holdings count for purposes of satisfying the stock ownership guidelines: (1) shares owned directly and, if the individual has an economic interest in the shares (such as those held by a spouse), shares owned indirectly, (2) shares subject to Verso stock unit awards, whether or not vested, held by the individual and (3) any other form of indirect ownership determined by the Compensation Committee. Our board of directors or the Compensation Committee may amend or suspend, or grant waivers to, the stock ownership guidelines from time to time in such circumstances as it may deem appropriate.

Policy Relating to Related-Person Transactions

Verso’s policy, as set forth in the Audit Committee’s charter, is that all transactions with related persons, as contemplated in Item 404(a) of the SEC’s Regulation S-K, are subject to review and approval by the Audit Committee. Since January 1, 2020, no transaction between Verso and any related person has been reviewed or approved other than as disclosed below.

Transactions with Related Persons

Atlas and Blue Wolf.

Affiliates of Lapetus (which, with the reporting persons set forth in its Schedule 13D/A, beneficially own 8.2% of Verso’s outstanding common stock as of December 15, 2020) have an indirect controlling interest in one of the suppliers from which Verso periodically purchases pulp.  For the year ended December 31, 2020, Verso’s purchases from such supplier were $160,000 in the aggregate.  In December 2020, affiliates of Lapetus also acquired an indirect controlling interest in one of Verso’s existing customers.  In December 2020, such customer’s purchases of paper from Verso were $6.8 million in the aggregate. These transactions have been ratified and approved by the Audit Committee.

Pursuant to the Cooperation Agreement, Verso and Atlas and Blue Wolf agreed to take the necessary actions for our board of directors to consist of the following individuals immediately after the 2019 Annual Meeting held in January 2020: Sean T. Erwin, Jeffrey E. Kirt, and Marvin Cooper (Atlas and Blue Wolf nominees); Dr. Robert K. Beckler, Randy J. Nebel, and Nancy M. Taylor (Company nominees) and Adam St. John (Company CEO). Immediately following the 2019 Annual Meeting, Marvin Cooper was appointed to the board of directors pursuant to the terms of the Cooperation Agreement.

In addition, pursuant to the Cooperation Agreement, the board of directors and all applicable committees of the board of directors agreed to take all necessary actions after the 2019 Annual Meeting to appoint (i) Mr. Erwin as Chairman of the Board, (ii) Messrs. Cooper, Kirt and Nebel and Ms. Taylor to the Corporate Governance and Nominating Committee, and (iii) Mr. Kirt as chair of the Corporate Governance and Nominating Committee.

The Cooperation Agreement’s requirements as to the composition of the Board and its committees expired effective as of our 2020 Annual Meeting.

As part of the Cooperation Agreement, Atlas and Blue Wolf agreed to vote “FOR” Verso’s sale of its Androscoggin and Stevens Point mills to Pixelle Specialty Solutions LLC at the 2019 Annual Meeting. Atlas and its affiliates also agreed that all claims with respect to its demand to Verso pursuant to Section 220 of the General Corporation Law of the State of Delaware would be dismissed with prejudice.

Verso and Atlas and Blue Wolf agreed to customary releases of claims against the other party, and are each subject to certain customary indemnification, non-disparagement and confidentiality provisions under or as required by the Cooperation Agreement. We also reimbursed Atlas and Blue Wolf for $700,000 in connection with its interactions with us, the negotiation and execution of the Cooperation Agreement, identification of its nominees for the board of directors and actions in connection with the 2019 Annual Meeting.

Mr. St. John. Adam St. John, a former President and Chief Executive Officer of Verso, and his spouse were employed by Verso from its formation in 2006 until September 30, 2020, and his brother was employed by Verso from 2008 until September 30, 2020. For the year ended December 31, 2020, Mr. St. John’s spouse received a base salary of $145,277, a bonus of $36,319, and restricted stock units under Verso’s employee equity compensation plan having a grant date value of $142,342 (see footnote 2 to the “Summary Compensation Table” below as to the determination of the grant date fair value of equity awards). Mr. St. John’s brother received a base salary of $138,795 and a bonus of $16,655. He did not receive any equity compensation. Each of Mr. St. John’s spouse and brother were also entitled to the general welfare and benefits plans provided to employees of Verso. Neither of them had a contract for employment with Verso.

Board of Directors’ Oversight Role in Enterprise Risk Management

Companies face a variety of risks, including credit risk, liquidity risk and operational risk. Verso’s board of directors believes that an effective enterprise risk management system will timely identify the material risks that we face, communicate necessary information with respect to material risks to our senior executives and, as appropriate, to the board of directors or its relevant committee, implement appropriate and responsive risk management strategies, and integrate risk management into our decision-making.

Verso’s management has primary responsibility for enterprise risk management, including monitoring, identifying and addressing the risks facing us and bringing such risks that may be material to the attention of our board of directors or its appropriate committee. The board of directors also encourages management to promote a corporate culture that incorporates enterprise risk management into our corporate strategy and operations.

Our board of directors is generally responsible for the oversight of enterprise risk management. It has full access to our management so that it can maintain open and regular communication that allows it to perform its oversight function and that facilitates identifying, analyzing and addressing risks. The board of directors and its committees also serve a risk-control function by providing, through oversight of our management, checks and balances on our management’s decisions and actions.

Each committee of our board of directors has a high-level monitoring role with regard to risks associated with the matters that such committee oversees pursuant to its charter. As appropriate, a committee may identify specific risks to examine in detail, so that it may better evaluate and address those risks. Illustrating this notion:

•
The Audit Committee is charged with responsibility for specific areas of risk under its charter, including the integrity of Verso’s financial statements, our system of internal controls including information technology security and control, the performance of our internal audit department, the independence of our independent accountants, and our process for complying with financial, legal and regulatory requirements.

•
The Compensation Committee monitors risks associated with Verso’s compensation philosophy, objectives, plans, agreements and other arrangements. The Compensation Committee’s role with regard to risk management in these areas is not specifically delineated in its charter or any policy. Rather, the Compensation Committee is attuned to the risks inherent in compensation matters, especially financial incentives, and it considers these risks (including whether incentives encourage excessive risk-taking) as it deems appropriate in making decisions concerning compensation matters.

•
The Corporate Governance and Nominating Committee has responsibility for several areas that entail potential risk to Verso, including corporate governance, oversight of the board of directors and its effective functioning, and director qualifications. In performing its duties in these areas, the Corporate Governance and Nominating Committee addresses the potential risks that would be associated with poor corporate governance, ineffective board functioning, or unqualified directors.

Each committee of the board of directors has the discretion and flexibility, within the guidelines specified in its charter, to determine the best means to carry out its oversight responsibilities concerning risk. If a committee determines it to be appropriate, the committee, or a representative designated by the committee, will discuss risk-related issues with our management, other internal personnel and third parties, and, if needed, will engage experts and consultants to assist with any review, analysis or investigation related to a particular area of risk. If a committee determines that it is appropriate to review and evaluate an identified risk, the committee will report its findings and recommendations to the board of directors. The board of directors ultimately is responsible for the adoption of any such recommendations.

The role that our board of directors and its committees plays in risk oversight does not have an impact on the leadership structure of our board of directors. However, we believe that having different individuals serve as our Chairman of the Board and our Chief Executive Officer facilitates risk oversight by providing the board of directors with leadership that is independent from management.

Anti-Hedging Policy

Our insider trading policy prohibits directors, officers and employees from engaging in speculative trading with respect to Verso’s securities, including “stop-loss” or “limit” orders (except pursuant to pre-cleared trading plans), short sales of Verso’s securities, buying or selling put or call options, or entering into other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Verso’s equity securities.

Human Capital

We believe that we offer competitive compensation (including salary and incentive compensation) and benefits packages for all of our employees. From professional development opportunities to leadership training, we have development programs and online opportunities to cultivate talent throughout the Company. We believe that an equitable and inclusive environment with diverse teams produces more creative solutions, results in better, more innovative products and is crucial to our efforts to attract and retain key talent. We are committed to compliance with all applicable federal, state and local employment laws that prohibit discrimination on the basis of race, color, religion, age, gender, sexual orientation, marital status, citizenship, national origin, disability, military or veteran status and any other protected classifications.

AUDIT COMMITTEE REPORT

Management is responsible for Verso’s internal controls and financial reporting process, including our internal control over financial reporting, and for preparing our consolidated financial statements. Deloitte & Touche LLP, an independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and for expressing an opinion on the conformity of our audited consolidated financial statements to accounting principles generally accepted in the United States of America in all material respects. Deloitte & Touche LLP also is responsible for and has audited, in accordance with the standards of the PCAOB, our internal control over financial reporting as of December 31, 2020, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. In this context, the responsibility of the Audit Committee is to oversee our accounting and financial reporting processes and the independent audit of our consolidated financial statements.

In the performance of its oversight function, the Audit Committee reviewed and discussed with management and Deloitte & Touche LLP the audit of our consolidated financial statements as of and for the year ended December 31, 2020.  The Audit Committee also discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.  Management has represented to the Audit Committee that our consolidated financial statements as of and for the year ended December 31, 2020 were prepared in accordance with accounting principles generally accepted in the United States.

The Audit Committee received the written communication from Deloitte & Touche LLP required by the PCAOB regarding all relationships between them and us that, in their judgment, reasonably may be thought to bear on independence and to discuss their independence with the Audit Committee. The Audit Committee discussed with Deloitte & Touche LLP its independence and considered in advance whether the provision of any non-audit services by Deloitte & Touche LLP is compatible with maintaining its independence.  The Audit Committee also received and reviewed a report by Deloitte & Touche LLP outlining communications required by the NYSE listing standards (1) reviewing the firm’s internal quality control procedures; (2) describing any material issue raised by (a) the most recent internal quality control review of the firm, (b) peer review of the firm, or (c) any inquiry or investigation by governmental or professional authorities, within the preceding five years, with respect to one or more independent audits carried out by the firm, and any steps taken to deal with such issues; and (3) assessing Deloitte & Touche LLP’s independence, including all relationships between Deloitte & Touche LLP and Verso.

Based on the reviews and discussions of the Audit Committee described above, and in reliance on the unqualified opinion of Deloitte & Touche LLP dated March 1, 2021, regarding our audited consolidated financial statements as of and for the year ended December 31, 2020, and the unqualified opinion of Deloitte & Touche LLP dated March 1, 2021, on the Company's internal control over financial reporting, and subject to the limitations on the responsibilities of the Audit Committee noted above and in the Audit Committee’s charter, the Audit Committee recommended to the board of directors, and the board of directors approved, that such audited and consolidated financial statements be included in our annual report on Form 10-K for the year ended December 31, 2020, that was filed with the SEC.

The foregoing report is provided by the members of the Audit Committee of the board of directors.

Nancy M. Taylor (Chair)
Sean T. Erwin
Jeffrey E. Kirt

AUDIT AND NON-AUDIT SERVICES AND FEES OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Pursuant to the Audit Committee’s charter, to help ensure the independence of Verso’s independent registered public accounting firm, all auditing services, internal control-related services and permitted non-audit services (including the terms thereof) to be performed for us by our independent registered public accounting firm must be pre-approved by the Audit Committee, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act, which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may delegate to a subcommittee of its members the authority to grant the required approvals, provided that any exercise of such authority by the subcommittee is presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee reviewed and pre-approved all services provided by Deloitte & Touche LLP in 2019 and 2020 in accordance with the pre-approval policies and procedures described above and concluded that the services provided were compatible with maintaining its independence in the conduct of its auditing functions.

The following table sets forth the aggregate fees billed by Deloitte & Touche LLP and Deloitte Tax LLP for audit, audit-related and tax services provided to Verso and our subsidiaries in 2019 and 2020.

Fees (millions)	2019	2020
Audit fees	$1.90	$1.93
Audit-related	0.15	—
Tax fees	0.39	0.03
All other fees	—	—	(1)
Total	$2.44	$1.96

(1)	Other fees of less than $3,000 were paid for 2020 services.

Audit Fees

“Audit fees” are the fees that Deloitte & Touche LLP billed us with respect to 2019 and 2020 for auditing our annual financial statements and reviewing our interim financial statements included in our annual and quarterly reports, respectively.

Audit-Related Fees

“Audit-related fees” are the fees that Deloitte & Touche LLP billed us with respect to 2019 and 2020 for assurance and related services that are reasonably related to their audit or review of our financial statements.

Tax Fees

“Tax fees” are the fees that Deloitte Tax LLP billed us with respect to 2019 or 2020 for tax advice, tax planning and tax compliance services. These services included consultations on preparation of original and amended tax returns for Verso and our subsidiaries for both years. Deloitte Tax LLP has not provided any services related to tax-shelter transactions, nor has Deloitte Tax LLP provided any services under contingent-fee arrangements.

All Other Fees

Deloitte & Touche LLP and Deloitte Tax LLP did not bill us any fees for services in 2019 or 2020 that are not included in the above table or its footnote.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our compensation arrangements for 2020 with our “named executive officers” listed in the table below.

Name	Title
Randy J. Nebel	President and Chief Executive Officer(1)
Adam St. John	Former President and Chief Executive Officer(2)
Michael A. Weinhold	Former President(3)
Allen J. Campbell	Senior Vice President and Chief Financial Officer
Aaron D. Haas	Senior Vice President of Sales and Marketing(4)
Matthew Archambeau	Senior Vice President of Manufacturing and Energy(5)
Terrance M. Dyer	Senior Vice President of Human Resources and Communications(6)
Kenneth D. Sawyer	Former Senior Vice President of Human Resources and Communications(7)

(1)
Effective September 30, 2020, Mr. Nebel was appointed as our Interim President and Chief Executive Officer following Mr. St. John’s departure. Effective January 27, 2021, Mr. Nebel was appointed Verso’s President and Chief Executive Officer.

(2)
Effective November 11, 2019, Mr. St. John was appointed as our Chief Executive Officer following Mr. Lederer’s resignation as our Interim Chief Executive Officer. Mr. St. John was additionally appointed as our President on March 12, 2020 following Mr. Weinhold’s departure. Effective September 30, 2020, Mr. St. John left his position as our President and Chief Executive Officer.

(3)	Effective November 14, 2019, Mr. Weinhold was appointed as our President. Effective March 10, 2020, Mr. Weinhold left his position as our President.

(4)	Effective March 12, 2020, Mr. Haas was appointed as our Senior Vice President of Sales and Marketing.

(5)	Effective April 14, 2020, Mr. Archambeau was appointed as our Senior Vice President of Manufacturing and Energy.

(6)	Effective June 1, 2020, Mr. Dyer was appointed as our Senior Vice President of Human Resources and Communications following Mr. Sawyer’s departure.

(7)
Effective June 1, 2020, Mr. Sawyer left his position as our Vice President, Human Resources and Communications. Mr. Sawyer remained with Verso until the end June 2020 to assist with the transition to his successor, Mr. Dyer.

Executive Summary

The Compensation Committee is responsible for determining the compensation of our named executive officers, or “NEOs”. Our executive compensation program includes a number of features that we believe reflect best practices in the market and help ensure that the program reinforces our stockholders’ interests. These features are described in more detail below in this Compensation Discussion and Analysis and include the following:

•
Each of our named executive officers’ target direct compensation for 2020 consists of his annual base salary (which, for named executive officers who were hired or promoted in 2020, reflects annual base salary actually paid in 2020), target annual bonus and the grant date fair value of his 2020 equity award described below. The diagram below shows the percentage of our named executive officers’ target direct compensation that is “at risk” variable compensation, meaning that the compensation is performance-based and/or with a value dependent on our stock price.

•
Our Compensation Committee determined that for the annual equity awards granted to our named executive officers in 2020, a substantial portion of the award would be subject to performance-based vesting requirements. The Compensation Committee determined that the vesting of 50% of the award (based on the number of units awarded, taking the performance-based awards into account based on the “targeted” level of performance) would be contingent on the total shareholder return (“TSR”) of our stock from January 1, 2020 to January 1, 2023 relative to the TSR over that three-year period for a peer group of companies selected by our Compensation Committee. The remaining 50% of the award vests over time and vests in three equal installments in January 2021, January 2022 and January 2023, subject to the executive’s continued employment with us through those dates.

•
We generally provide our named executive officers with annual performance-based cash award opportunities under an annual cash incentive plan, which in 2020 was the 2020 Verso Incentive Plan, or “VIP.” Incentives under the VIP for 2020 paid out at 60% of each eligible executive’s target incentive level under the VIP.

•	The Compensation Committee has retained an independent compensation consultant to provide advice on our executive compensation program.

Executive Compensation Philosophy and Objectives

The Compensation Committee conducts an annual review of our executive compensation program to help ensure that: (1) the program is designed to align the interests of our named executive officers with our stockholders’ interests by rewarding performance that is tied to creating stockholder value; and (2) the program provides a total compensation package for each of our named executive officers that we believe is competitive.

Our executives’ compensation package consists primarily of a base salary, an annual performance-based cash opportunity, and long-term equity-based awards. We believe that in order to attract and retain top executives, we need to provide them with compensation levels that reward their continued service. Some of the elements, such as base salaries and annual bonuses, are paid out on a short-term or current basis. Other elements, such as benefits provided upon certain terminations of employment and equity awards that are subject to multi-year vesting schedules, are paid out on a long-term basis. We believe this mix of short- and long-term elements allows us to achieve our goals of attracting, retaining and motivating our top executives.

In structuring executive compensation packages, the Compensation Committee considers how each component promotes retention and motivates performance. Base salaries, severance and other termination benefits are primarily intended to attract and retain highly qualified executives. These elements of our executive compensation program are generally not dependent on performance. Annual cash bonus and long-term equity incentive opportunities provide further incentives to achieve performance goals specified by the Compensation Committee, to enhance alignment with stockholder interests and/or to continue employment with us.

We believe that by providing a significant portion of our named executive officers’ total compensation package in the form of equity-based awards, we are able to create an incentive to build stockholder value over the long-term and closely align the interests of our named executive officers to those of our stockholders by incentivizing our named executive officers to produce stockholder value. As described in more detail below, the annual equity awards granted to the named executive officers for 2020 are structured so that one-half of the award (based on the number of units awarded, taking the performance-based awards into account based on the “targeted” level of performance) will vest based on TSR of our stock relative to the TSR of a peer group of companies over a three-year performance period and only if the executive remains employed with us through the end of the applicable performance period. The remainder of the award generally vests in installments only if the executive remains employed with us over a multi-year period.

Our annual performance-based cash awards are determined by taking into account the achievement of financial and operational performance goals established by the Compensation Committee, thereby providing additional incentives for our executives to achieve short-term or annual goals that we believe will maximize stockholder value over the long-term.

Compensation Determination Process

Role of the Compensation Committee and our Executive Officers

Our executive compensation program is determined and approved by our Compensation Committee. None of the named executive officers are members of the Compensation Committee or otherwise have any role in determining the compensation of the other named executive officers, although the Compensation Committee considers the recommendations of our President and Chief Executive Officer in setting compensation levels for our other executive officers, our President and Chief Executive Officer and our Chief Financial Officer provide input to the Compensation Committee on our performance, and our Senior Vice President of Human Resources and Communications provides input to the Compensation Committee on our compensation and benefit programs generally.

Determination of Compensation

Except as otherwise noted, our Compensation Committee’s executive compensation determinations are subjective and are generally based on the experience and general knowledge possessed by members of our Compensation Committee, and take into account the executive’s responsibilities and experience, our performance and the individual performance of the executive. As discussed below, in determining the compensation of our named executive officers, the Compensation Committee considers the compensation provided to executives at corresponding positions with a peer group of companies. However, we do not set executive compensation levels at any specific level or “benchmark” against other companies.

Compensation Consultant

From February 2020 until January 2021, our Compensation Committee retained Midwest Series of Lockton Companies, LLC (“Lockton”) to serve as its independent compensation consultant. Previously, Lyons, Benenson & Company Inc. (“Lyons Benenson”) had served as its independent compensation consultant. In late 2019, Lyons Benenson, and in early 2020, Lockton, assisted our Compensation Committee by performing reviews of our 2020 executive compensation program before it was established, including the composition of our peer group, amounts and nature of compensation paid to executive officers, structure of our various compensation programs, design of our short-term incentive performance measurement framework, performance vesting requirements for our annual long-term incentive awards and appropriate target total direct compensation levels and potential payment and vesting ranges for our executive officers. During 2020, Lockton also provided data to the Compensation Committee on the compensation and relative performance of our peer group, advised and provided peer group data regarding the Company’s compensation arrangements for its non-employee directors, provided advice as the Compensation Committee began its considerations of our executive compensation framework for 2021, and reviewed data in connection with the Compensation Committee’s determination of short-term incentive award performance. A representative of Lyons Benenson and, subsequently, Lockton regularly met both privately and in meetings with the Compensation Committee to discuss its recommendations concerning 2020 executive compensation matters.

Other than its engagement by the Compensation Committee, Lyons Benenson and Lockton provided no other services to us or any of our subsidiaries. The Compensation Committee has assessed the independence of Lyons Benenson and Lockton and concluded that its engagement of Lyons Benenson and Lockton did not raise any conflict of interest with us or any of our directors or executive officers.

In January 2020, Lyons Benenson assisted the Compensation Committee in selecting the following peer group of companies in our industry to assist the committee in making its compensation decisions for 2020:

Bemis Company, Inc. Clearwater Paper Corporation Domtar Corporation Graphic Packaging Holding Company Greif, Inc. Neenah Paper, Inc.	P.H. Glatfelter Company Packaging Corporation of America Resolute Forest Products Inc. Schweitzer-Mauduit International, Inc. Sonoco Products Company

The Compensation Committee, with advice from Lyons Benenson, decided that the peer companies should be publicly traded U.S. companies in the Company’s industry with revenue of up to $9.0 billion, generally have an average total shareholder return above that of the Paper Products GICS Sub-Industry, and generally exceed the median for the Paper Products GICS Sub-Industry in two of three key performance areas (three-year revenue compound annual growth rate (“CAGR”), three-year average return on invested capital, and three-year average operating margin), in each case as of the time the peer group was selected. Based on the foregoing criteria, the Compensation Committee determined that the peer companies in 2019 continued to serve as appropriate peer companies for 2020. For each of our named executive officers, Lyons Benenson provided information on the compensation levels for similarly situated executives with the peer companies. Although the Compensation Committee reviewed and discussed the peer company compensation data provided by Lyons Benenson to help inform its decision making process, the Compensation Committee did not set compensation levels at any specific level or percentile against the peer group data. The peer company data is only one point of information taken into account by the Compensation Committee in making compensation decisions.

Effective as of January 1, 2021, the Compensation Committee engaged Exequity as its new compensation consultant to assist with its executive compensation decisions starting in 2021. The Compensation Committee has assessed the independence of Exequity and concluded that its engagement of Exequity does not raise any conflict of interest with us or any of our directors or executive officers.

The Role of Stockholder Say-on-Pay Votes

At our 2020 Annual Meeting, our stockholders were provided with an opportunity to cast an advisory vote on our executive compensation program through a say-on-pay proposal. Approximately 95 percent of the votes cast were in favor of our executive compensation program. The Compensation Committee believes that our compensation program includes a number of features as noted above that reflect best practices in the market and that this voting result affirms stockholders’ support of the Company’s approach in compensating its executive officers. Our Compensation Committee will continue to consider the outcome of the Company’s say-on-pay proposals when making future compensation decisions for our named executive officers.

Frequency of Stockholder Say-on-Pay Votes

Consistent with the views expressed by stockholders at our 2017 Annual Meeting, the Board has determined to hold an advisory vote to approve executive compensation annually. The next say-on-pay vote following this Annual Meeting will take place at the Company’s 2022 Annual Meeting of Stockholders. Our stockholders will have an opportunity to cast an advisory vote on the frequency of our say-on-pay vote at least every six years.

Current Executive Compensation Program Elements

The current elements of our executive compensation program are:

•	base salaries;

•	annual performance-based cash awards;

•	equity-based incentive awards; and

•	certain retirement and other benefits.

Base Salary

The compensation of Verso’s executive officers begins with a base salary. In determining the initial annual base salaries or the amounts by which to increase the base salaries of our executive officers, the Compensation Committee typically evaluates each executive officer’s position and functional responsibilities, considers the executive officer’s performance and contributions in the prior year, reviews the executive officer’s base salary in comparison to the base salaries of similar positions with similar functional responsibilities at comparable companies, compares the executive officer’s base salary to those of our other executive officers for internal equity purposes, and considers Verso’s financial position and our resources available for compensation purposes.

After considering the factors described above, the Compensation Committee determined that no base salary increases were necessary for Messrs. St. John, Weinhold, Campbell and Sawyer who were serving as our named executive officers at the beginning of 2020. Mr. St John also did not receive an increase in base salary or other additional compensation for his additional role as our President effective March 13, 2020. The amount of each such named executive officer’s base salary for 2020 is set forth in the table below.

Name	2020 Base Salary ($)
Adam St. John	625,000
Michael A. Weinhold	525,000
Allen J. Campbell	473,122
Kenneth D. Sawyer	363,221

In connection with Mr. Nebel’s appointment as interim President and Chief Executive Officer, the Compensation Committee approved, and Mr. Nebel and Verso entered into, an offer letter in September 2020 that provided for Mr. Nebel to receive a monthly base salary of $65,000 while serving in that position, in addition to receiving the amount of compensation provided for non-employee directors.  Because of the interim nature of the position and the fact that Mr. Nebel was taking the position toward the end of the year, Mr. Nebel did not have an annual incentive opportunity for 2020 and he did not receive any long-term equity incentive awards for his service in that position.

After considering the factors described above, the Compensation Committee set the annual base salary levels for Messrs. Haas and Archambeau at $325,000 and $330,000, respectively, in connection with their respective promotions during 2020, and set Mr. Dyer’s annual base salary level at $320,000 in connection with his joining the company.

Annual Cash Incentive Plan: 2020 Verso Incentive Plan

In February 2020, Verso, with the approval of the Compensation Committee, established and implemented the  2020 Verso Incentive Plan (“2020 VIP”), an annual, performance-based cash incentive plan for the benefit of our executive officers and certain other key employees. The 2020 VIP provided the participants with an opportunity to receive a cash incentive award based on Verso’s, their departments’ and their individual performances in 2020. The 2020 VIP involved the quantitative measurement of Verso’s actual performance against a series of operational and financial performance objectives for 2020. It also entailed a qualitative assessment of the contributions of each participant and his or her department to the achievement of our performance objectives.

The 2020 VIP was designed to provide the participants with an incentive for superior work and to motivate them toward even higher achievements and business results, to tie their goals and interests to those of Verso and its stockholders, and to enable us to attract and retain highly qualified executive officers and other employees. The 2020 VIP was administered by the Compensation Committee. Generally, unless otherwise provided by an agreement with Verso, a participant must remain employed by Verso until the time bonuses are actually paid for the performance year in order to be eligible to receive a bonus under the plan.

The 2020 VIP set forth Verso’s performance objectives for 2020 to be used to establish the 2020 annual cash incentives for participants in the plan, the relative weighting of the performance objectives against each other, the threshold, target and maximum achievement levels of our performance objectives, and the funding associated with achieving the performance objectives at the various achievement levels. In establishing the performance objectives, their relative weighting, and their achievement levels, the Compensation Committee considered information provided by management concerning our operational and financial goals for 2020, with the purpose of reflecting those goals in the 2020 VIP. The Compensation Committee had authority under the 2020 VIP to increase or decrease the bonus amount for any participant.

The performance objectives used under the 2020 VIP and their relative weightings were Adjusted EBITDA (60%) and a safety measure (10%), consistent with the VIP in place for 2019. To put more of an emphasis on expense reduction and cash flow during 2020, the other two performance objectives used under the 2020 VIP were Corporate Overhead Reduction Runrate (20%) and Cash Flow (10%). The targeted achievement level for 2020 Adjusted EBITDA was lower than the Company’s actual level of Adjusted EBITDA achieved in 2019 primarily for two reasons.  First, when the Compensation Committee set the performance goals and targeted achievement levels for 2020, the Compensation Committee believed that challenging market conditions that existed at the end of 2019 would continue into 2020. Second, the Company’s business was significantly reduced in 2020 as compared to 2019, as a result of the sale in February 2020 of the Company’s mills in Androscoggin, Maine and Stevens Point, Wisconsin. The Compensation Committee wanted to provide targeted incentives that were challenging but expected at the time to be attainable.

In establishing the funding levels for the 2020 VIP, the Compensation Committee also considered the other compensation provided to our eligible executive officers and senior managers, with the aim of establishing total incentive compensation that was competitive. The performance objectives, weightings and funding levels approved by the Compensation Committee for the 2020 VIP are shown in the following table.

		Achievement Levels and Funding Levels
2020 Performance Objectives	Relative Weighting	Threshold		Target		Maximum
Adjusted EBITDA (1)	60%	$110	M	$140	M	$170	M
Safety TIR (2)	10%	1.24		1.17		1.11
Corporate Overhead Reduction Runrate(3)	20%	$16.7	M	$18.5	M	$20.4	M
Cash Flow (4)	10%	$76	M	$84	M	$92	M
Funding percentage		50%		100%		200%
Funding amount		$3.8	M	$7.5	M	$15.1	M

(1)
Adjusted EBITDA is our earnings before interest, taxes, depreciation and amortization, adjusted to exclude certain unusual items and to reflect changes in accounting principles, policies, practices and procedures adopted or implemented during the term of the 2020 VIP.

(2)	Safety TIR (Total Incident Rate) refers to our number of OSHA recordable safety incidents during 2020 per 100 full-time employees.

(3)
Corporate Overhead Reduction Runrate is the difference between our 2020 budgeted Corporate Overhead (i.e., costs included in selling, general and administrative expenses and in corporate overhead recorded as cost of goods sold for purposes of our financial statements) and the annualized Corporate Overhead as of December 31, 2020.

(4)	Cash Flow is our earnings generated from routine operations (Adjusted EBITDA) net of cash outlay for capital expenditures excluding non-budgeted strategic capital.

Under the 2020 VIP, the incentive pool, representing the total amount of incentive awards for all participants, was determined initially by adding together all the participants’ target-level incentive awards. A participant’s target-level incentive award is a specified percentage of the participant’s base salary. This initial pool represents the amount of the incentive pool at the target achievement level of performance, which also is referred to as the target-level incentive pool. If the incentive pool were to be funded at the threshold achievement level, the amount of the incentive pool would be equal to 50% of the target-level incentive pool. If, on the other hand, the incentive pool were to be funded at the maximum achievement level, the amount of the incentive pool would be equal to 200% of the target-level incentive pool. Under the 2020 VIP, the threshold, target and maximum funding levels of the incentive pool were approximately $3.8 million, $7.5 million and $15.1 million, respectively.

After determining the target-level incentive pool, the next step in determining the funding of the incentive pool was to consider the levels of achievement of Verso’s performance objectives. After year-end, we calculated the achievement level and factored in the relative weighting of each of our performance objectives. By way of illustration only, if we had achieved the Adjusted EBITDA performance objective at the threshold level of achievement, then 50% of 60%, or a net of 30%, of the target-level incentive pool would have been funded. For any performance objective that was achieved at a level between the threshold and target achievement levels or between the target and maximum achievement levels, we used linear interpolation to determine the appropriate incentive pool funding percentage attributable to such performance objective. This methodology was used to determine the incentive pool funding percentage attributable to the achievement of each of our performance objectives, and the results were added together. Next, the amount of the incentive pool was determined by multiplying the total incentive pool funding percentage by the amount of the target-level incentive pool. Under the terms of the 2020 VIP, the Compensation Committee had the discretion to make adjustments to any or all incentive awards to take into account extraordinary or unforeseen events and circumstances.

The Compensation Committee determined the following actual levels of achievement of Verso’s performance objectives as set forth in the 2020 VIP:

2020 Performance Objectives	Relative Weighting	Actual Achievement Levels		Funding Levels
Adjusted EBITDA	60%	$47	M	0%
Safety TIR	10%	0.91 (maximum)		20%
Corporate Overhead Reduction Runrate	20%	$35M (maximum)		40%
Cash Flow	10%	$12	M	0%
Funding percentage based on achievement levels				60%

The amount of a participant’s incentive award under the 2020 VIP was determined by reference to his or her target-level incentive award percentage. A participant’s target-level incentive award percentage is the percentage of his or her base salary that the participant would receive as an incentive award under the 2020 VIP in the event that the incentive pool were to be funded at the target level of 100%. A participant’s target-level incentive award percentage reflects our assessment of the participant’s ability, considering his or her position with us, to affect our operational and financial performance. It also takes into account the other compensation to which a participant is entitled and the target-level incentive award percentages for positions with similar functional responsibilities at comparable companies. The target-level incentive award percentages range from 5% to 100% of a participant’s base salary at the end of the year, depending on the participant’s employment grade level with us. The target-level incentive award percentages of our named executive officers (other than Mr. Nebel) were 100% of base salary for Mr. St. John, 85% of base salary for Mr. Weinhold, 80% of base salary for Mr. Campbell, and 75% of base salary for each of Messrs. Sawyer, Haas, Archambeau and Dyer. Mr. Dyer’s incentive award amount under the 2020 VIP was pro-rated based on his appointment date. In each case, a participant’s incentive award is capped at 200% of his or her target-level incentive award. As noted above, Mr. Nebel was not eligible for an incentive award under the 2020 VIP.

The 60% funding level based on the 2020 VIP performance objectives reflect the substantial financial impact the COVID-19 pandemic had on our business in 2020. Actual Adjusted EBITDA and cash flow results for 2020 were less than the threshold levels established under the VIP.  As a result, there was 0% funding for these two performance measures. While the performance objectives were established before the impact of the COVID-19 pandemic was known, the Compensation Committee determined at the end of the year to not make any adjustments to the performance targets as a result of the substantial business disruptions caused by the COVID-19 pandemic, further displaying our executive compensation philosophy to pay for actual performance.

Long-Term Equity Incentive Awards

To further align the interests of our named executive officers with those of the Company’s stockholders, we believe that a significant portion of each named executive officer’s compensation opportunity should be in the form of equity-based awards. The Compensation Committee makes a subjective determination each year as to the type and number of long-term incentive equity awards to be granted to our named executive officers in that year. To help inform its decision making process, the Compensation Committee considers a number of factors, including the executive’s position with the Company and total compensation package, the executive’s performance of his individual responsibilities, the equity participation levels of comparable executives at comparable companies, the Compensation Committee’s general assessment of Company and individual performance and the executive’s contribution to the success of the Company’s financial performance. A formula is not used for these purposes and none of these factors is given any particular weight over another as the ultimate equity award grant determinations by the Compensation Committee are subjective.

For 2020, consistent with 2019, the Compensation Committee approved annual equity awards and, with respect to Messrs. Haas, Archambeau and Dyer, one-time equity awards in connection with their appointments, under our Performance Incentive Plan (“PIP”), in the form of RSUs to the named executive officers (other than Messrs. Nebel and Sawyer). The vesting of 50% of the award (based on the number of units awarded and taking performance-based units into account based on the “targeted” level of performance) is generally based on our performance over the three-year period commencing on January 1, 2020 and ending on January 1, 2023 (“performance-based RSUs”), and the vesting of the other 50% of the award is subject to only time-based vesting requirements (“time-based RSUs”). With respect to both the performance-based RSUs and the time-based RSUs, vesting is subject to the executive’s continued employment with us through the vesting dates (subject to accelerated vesting in certain circumstances as discussed below). Mr. Nebel was granted time-based RSUs in connection with his service as a member of our board of directors, consistent with our 2020 non-employee director compensation program as described in the “Director Compensation” section below. Mr. Nebel did not receive equity awards in 2020 in connection with his appointment as our Interim President and Chief Executive Officer. Mr. Sawyer did not receive equity awards in 2020 because of his pending retirement.

RSUs are designed both to link executives’ interests with those of our stockholders, as the value of the RSUs depends on the price of our Class A common stock, and to provide a long-term retention incentive for the vesting period, as the RSUs generally have value regardless of stock price volatility and vesting of the entire award is generally contingent on the executive’s continued employment through the vesting date. In addition, fewer RSUs can be awarded to deliver the same grant-date value as stock options (determined using the equity award valuation principles applied in the Company’s financial reporting).

For the 2020 equity awards, the Compensation Committee decided to use relative TSR as the performance metric for the performance-based RSUs granted to our named executive officers (other than Messrs. Nebel and Sawyer) to further align the link between executive compensation and returns to our stockholders. In addition, the Compensation Committee decided that the 2020 time-based RSUs would be scheduled to vest in equal annual installments over a three-year period (other than the time-based RSUs granted to Mr. Nebel for his service as a director) to better align with the Compensation Committee’s assessment of peer group practices.

The table below reflects the number of RSUs granted to each of the named executive officers in 2020.

Name	Time-Based RSUs	Performance- Based RSUs (Target)
Randy J. Nebel	5,988	—
Adam St. John	30,675	30,675
Michael A. Weinhold	23,006	23,006
Allen J. Campbell	16,871	16,871
Aaron D. Haas	10,101	10,102
Matthew Archambeau	8,740	8,741
Terrance M. Dyer	8,567	8,568

The performance-based RSUs are eligible to vest and be paid depending on the TSR of the Company’s stock over the three-year period commencing on January 1, 2020 and ending on January 1, 2023. Vesting will be determined based on the TSR of the Company’s stock over the 2020-2023 performance period relative to the TSR of the stock prices over that same period for the peer group of companies selected by the Compensation Committee, in accordance with the table below (with the vesting percentage to be determined by linear interpolation for performance between the levels indicated in the table).

TSR Performance Relative to the Peer Companies	Vesting Percentage
Below 45th Percentile	0%
45th Percentile	50%
65th Percentile	100%
80th Percentile or Higher	150%

The performance awards cannot vest at more than 150% of the target number of RSUs subject to the award. When granted, the performance awards originally provided that no portion of the awards would vest (regardless of TSR performance relative to the peer group of companies) unless the TSR of the Company’s stock over the 2020-2023 measurement period increased by at least 5% compounded annually. In May 2020, the Compensation Committee, in consultation with its compensation consultant, waived this 5% compounded annual TSR requirement as to the awards in light of the impact of various factors, including to more closely align our performance awards with performance awards granted by other peer companies and to address external challenges exerting a negative pressure on our stock price, including business challenges resulting in part from the expected continuing impact of the COVID-19 pandemic, on the future performance of Verso, so that the awards would continue to provide meaningful retention incentives and, through continued application of the relative TSR-based vesting requirement, meaningful performance incentives based on the relative performance of Verso’s stock. This 5% compounded annual TSR requirement was also waived in May 2020 with respect to performance awards granted in 2019.

The time-based RSUs granted in 2020 are (except as noted below) scheduled to vest in three installments on January 1, 2021, January 1, 2022 and January 1, 2023.

Mr. Nebel’s time-based RSUs granted in 2020 were granted in connection with his service as a member of our board of directors and vest upon the earliest to occur of the first anniversary of the date of grant, the date immediately preceding the 2020 Annual Meeting, or the date of a change in control of the Company. These RSUs vested in 2020.

Additional information regarding the material terms of the equity awards granted to our named executive officers for 2020 is set forth in the “Grants of Plan-Based Awards During Fiscal Year 2020” table below.

Determination of 2018 Performance-Based RSU Awards

In February 2018, the Compensation Committee granted awards of performance-based RSUs to certain of our employees, including Messrs. St. John, Weinhold, Campbell, Haas and Archambeau. As described in more detail in our Proxy Statement for our 2019 Annual Meeting of Stockholders, these performance-based RSUs were eligible to vest based on the compound annual growth rate (“CAGR”) of the Company’s stock price over a three year performance period (2018-2020) relative to the CAGR of stock prices during the same period for the peer group of companies selected by the Compensation Committee in 2018. The vesting of these performance-based RSU awards were to be determined at the end of the performance period in accordance with the following table (with the vesting percentage stated as a percentage of the target number of RSUs subject to the award):

CAGR Performance Relative to the Peer Companies	Vesting Percentage
Below 55th Percentile	0%
55th Percentile	50%
65th Percentile	100%
75th Percentile or Higher	150%

In January 2021, the Compensation Committee determined that the CAGR of the Company’s stock price over such three-year performance period was in the 67.6 percentile relative the CAGR of stock prices during the same period for the selected peer group of companies and, accordingly, 113% of the target award for each applicable executive vested. Amounts realized by our applicable named executive officers attributable to these awards can be found in the “Option Exercises and Stock Vested During Fiscal Year 2020” table below.

2021 Long-Term Equity Incentive Awards

Starting in 2021, the Compensation Committee, in consultation with its compensation consultant, decided to use different performance metrics under our performance-based RSUs than we had used in the past. Fifty percent of the target number of 2021 performance-based RSUs will be based on the achievement of certain levels of our three-year Adjusted EBITDAP and the other fifty percent will based on our three-year return on invested capital performance. The three-year Adjusted EBITDAP is our consolidated earnings before interest, taxes, depreciation and amortization over the three year performance period (i.e., January 1, 2021 to January 1, 2024), adjusted to exclude certain cash and non-cash income and expenses incurred in connection with financings, acquisitions and dispositions, restructurings and other unusual or one-time items, effect on changes in accounting principles and net pension income or expenses. The three-year return on invested capital is used to assess our efficiency at using and allocating invested capital for profitable returns. The Compensation Committee approved these new performance metrics for our performance-based RSUs granted in 2021 to put more management emphasis on these aspects of our performance.

Relocation, Housing and Travel Benefits

In connection with Mr. Nebel’s appointment as Interim President and Chief Executive Officer, Mr. Nebel was reimbursed for his housing and vehicle accommodations in Ohio, and for travel to and from Ohio while serving as our interim President and Chief Executive Officer. The amounts of such expense reimbursements paid to Mr. Nebel in 2020 are set forth in Footnote 4 of the “Summary Compensation Table — 2018-2020” table below.

In addition, Mr. Archambeau received certain relocation payments in accordance with our relocation policy. The amounts of such relocation payments paid to Mr. Archambeau in 2020 are set forth in Footnote 4 of the “Summary Compensation Table — 2018-2020” table below.

Additional Benefits

In addition to our tax-qualified retirement plans, we provide our executives the opportunity to elect to defer a portion of their compensation under our nonqualified deferred compensation plan, and we may also make additional discretionary contributions to such executives’ accounts under the plan through our Executive Retirement Program. We believe these plans offer a tax-advantaged way to help our eligible executives save for their retirement. We also provide group medical, dental, life and other insurance coverage for our executive officers and other eligible employees. In addition, under our executive financial counseling policy, we pay the costs of personal investment, estate planning, tax and other financial counseling services, subject to an annual cap of $9,500 or $6,500 (depending on the executive’s position with us), for our executive officers.

Severance and Other Benefits upon Termination of Employment

The Company believes that severance protections, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining key executive officers.

Pursuant to Mr. Nebel’s offer letter entered into in connection with his appointment as our Interim President and Chief Executive Officer, he was not eligible for severance benefits while serving in that interim capacity. However, Mr. Nebel entered into a severance agreement with us in January 2021 in connection with his appointment as our President and Chief Executive Officer pursuant to which he is eligible for severance benefits in the event of a termination of employment by the Company without cause or by him for good reason. Mr. Campbell participates, and Messrs. St. John, Sawyer, Weinhold and Dyer participated, in our severance policy and would be, or in the case of Messrs. St. John, Sawyer, Weinhold and Dyer, were, eligible for benefits if their employment were terminated by us without cause or in certain other circumstances. Mr. Dyer entered in a severance agreement with us in February 2021 pursuant to which he is eligible for severance benefits in the event of a termination of employment by the Company without cause or by him for good reason, and he was no longer eligible for severance benefits under our severance policy thereafter.  Under Messrs. Haas’ and Archambeau’s employment agreement with the Company, each executive is entitled to severance benefits in the event of a termination of employment by the Company without cause or by him for good reason. The Company has determined that it is appropriate to provide the named executive officers with severance benefits under these circumstances in light of their positions with the Company and as part of their overall compensation package. We have also entered into confidentiality and non-competition agreements (referred to as “CNC Agreements”) with Messrs. St. John, Weinhold, Campbell and Sawyer that provide for the executive to receive compensation in consideration for the executive’s covenants not to compete with us or solicit our employees for 12 months following his termination. We believe these agreements, as well as similar restrictive covenants agreed to by Messrs. Nebel, Haas and Archambeau, provide important protections for the Company following the termination of an executive’s employment.

The Company believes that the occurrence, or potential occurrence, of a change in control transaction could create uncertainty regarding the continued employment of the Company’s executive officers, as many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage the Company’s executive officers to remain employed with the Company during an important time when their prospects for continued employment following the transaction may be uncertain, the Company’s equity award agreements with the named executive officers provide for accelerated vesting of the award if the executive experiences a qualified termination in connection with a change in control, as described in the “Potential Payments upon Termination of Employment of Change in Control” section below.

The payment of cash severance benefits is only triggered by (i) an actual or constructive termination of employment, including voluntary terminations for named executive officers party to CNC Agreements as consideration for certain restrictive covenants, or (ii) a termination by the Company without cause or by the executive for good reason for named executive officers with employment or severance agreements with us. However, as described below under “Grants of Plan-Based Awards During Fiscal Year 2020,” outstanding equity-based awards granted under the Company’s equity incentive plans, including those awards held by the named executive officers, may accelerate on a change in control of the Company if they are not assumed by the acquiring entity and are to be terminated on the transaction.

For more information regarding these severance arrangements, please see “Potential Payments upon Termination of Employment or Change in Control” below.

Sawyer Retention Bonus and Retirement

In order to induce him to delay his retirement with the Company, in December 2019 we entered into a retention bonus arrangement with Mr. Sawyer pursuant to which he would be entitled to a bonus of $275,000 if he remained employed with the Company through June 30, 2020 (“Sawyer Retention Bonus”). Upon Mr. Sawyer’s retirement in June 2020, he received certain termination benefits under his CNC Agreement and payment of the Sawyer Retention Bonus. For more information regarding the severance benefits provided to Mr. Sawyer, please see “Potential Payments upon Termination of Employment or Change in Control — Kenneth D. Sawyer Separation” below.

Campbell Retention Bonus

In order to induce him to delay his retirement with the Company, in February 2021 we entered into a retention bonus arrangement with Mr. Campbell pursuant to which he would be entitled to a bonus of $325,000 if he remained employed with the Company through June 30, 2021. In addition, upon Mr. Campbell’s retirement, the next tranche of his unvested time-based RSUs outstanding at such time that would have vested had he remained employed with the Company will accelerate and his unvested performance-based RSUs will remain eligible to vest, with the number of such RSUs to vest determined assuming his employment was terminated without cause by the Company, provided that, in each case, he does not voluntarily terminate his employment with us prior to June 30, 2021. These benefits described for Mr. Campbell are referred to below as the “Campbell Benefits.”

St. John Severance Benefits

Effective as of September 30, 2020, Mr. St. John ceased being our President and Chief Executive Officer and a member of the Board. We entered into a separation agreement and general release with Mr. St. John on September 30, 2020 in connection with his departure. For more information regarding the severance benefits provided to Mr. St. John under his separation agreement, please see “Potential Payments upon Termination of Employment or Change in Control — Adam St. John Separation” below.

Weinhold Severance Benefits

Effective as of March 10, 2020, Mr. Weinhold ceased being our President. We entered into a separation agreement and general release with Mr. Weinhold on March 10, 2020 in connection with his departure. For more information regarding the severance benefits provided to Mr. Weinhold under his separation agreement, please see “Potential Payments upon Termination of Employment or Change in Control — Michael A. Weinhold Separation” below.

Stock Ownership Guidelines for Executive Officers

In order to further link the interests of our executive officers with those of our stockholders, our board of directors approved stock ownership guidelines for our executive officers effective in January 2021.  Under the stock ownership guidelines, our executive officers are required to acquire and maintain the following amounts of our stock:

Position	Stock Ownership Level
CEO	5x annual base salary
CFO	3x annual base salary
Other Executive Officers	2x annual base salary

Until an executive officer has met the applicable ownership guideline, the executive officer is expected to retain at least 50% of the net vested shares acquired upon the exercise, payment or vesting, as the case may be, of any stock option, stock unit, restricted stock or other equity award granted by the Company. For this purpose, the net vested shares acquired means the net number of vested shares acquired upon exercise, payment or vesting, as the case may be, of the award, less and after giving effect to any shares sold or withheld to pay the exercise price of the award (in the case of stock options and similar awards) and any shares sold or withheld to satisfy applicable tax obligations arising from the exercise, vesting or payment of the award. Once a participant has met the applicable ownership guideline, ownership of the guideline amount is expected to be maintained.  The following holdings count for purposes of satisfying the stock ownership guidelines: (1) shares owned directly by the executive officer, (2) shares held by spouses or children or through certain trusts for the benefit of the executive, a spouse and/or children, (3) restricted shares (whether vested or not) held by the executive officer, or (4) stock units granted by the Company, to the extent outstanding and whether or not vested and whether or not payable in stock or cash (provided, however, that any stock units subject to any unsatisfied performance-based vesting conditions will not be taken into account). The Board or the Compensation Committee may amend or suspend, or grant waivers to, the stock ownership guidelines from time to time.

Tax Considerations

Federal income tax law generally prohibits a publicly-held company from deducting compensation paid to a current or former named executive officer that exceeds $1 million during the tax year. Certain awards granted before November 2, 2017 that were based upon attaining pre-established performance measures that were set by the Company’s Compensation Committee under a plan approved by the Company’s stockholders, as well as amounts payable to former executives pursuant to a written binding contract that was in effect on November 2, 2017, may qualify for an exception to the $1 million deductibility limit.

As one of the factors in its consideration of compensation matters, the Compensation Committee notes this deductibility limitation. However, the Compensation Committee has the flexibility to take any compensation-related actions that it determines are in the best interests of the Company and its stockholders, including awarding compensation that may not be deductible for tax purposes. There can be no assurance that any compensation will in fact be deductible.

COMPENSATION COMMITTEE REPORT

The following report of our Compensation Committee will not be deemed soliciting material or to be filed with the SEC or subject to Regulation 14A or 14C under the Exchange Act or to the liabilities of Section 18 of the Exchange Act, nor will any information in this report be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended (“Securities Act”), or the Exchange Act, except to the extent we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a filing under the Securities Act or the Exchange Act.

The Compensation Committee has certain duties and powers as described in its charter. The Compensation Committee is currently composed of the three non-employee directors named at the end of this report, each of whom the board of directors has determined is independent as defined by the NYSE listing standards.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and discussion, the Compensation Committee recommended to our board of directors that the Compensation Discussion and Analysis section be included in this Proxy Statement to be filed with the SEC.

COMPENSATION COMMITTEE

Dr. Robert K. Beckler (Chair)
Sean T. Erwin
Marvin Cooper

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table — 2018-2020

The following Summary Compensation Table presents information regarding the compensation that Verso provided to our named executive officers for their services in 2018, 2019 and 2020. The Summary Compensation Table should be read in conjunction with the additional information about our executive compensation provided in the narratives and tables that follow the Summary Compensation Table.

Name and Principal Position		Base Salary	Bonus	Stock Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)
Randy J. Nebel(5) President and Chief Executive Officer	2020	195,000	—	100,000	—	169,422	464,422
Adam St. John(6)	2020	468,750	—	1,032,913	—	1,959,726	3,461,389
Former President and	2019	435,630	301,875	553,345	73,125	119,140	1,483,115
Chief Executive Officer	2018	382,500	135,363	1,535,256	482,811	112,762	2,648,692
Michael A. Weinhold(7)	2020	101,420	—	774,579	—	1,751,308	2,627,307
Former President	2019	469,329	215,539	486,764	52,211	141,877	1,365,720
	2018	446,505	177,013	1,688,778	563,601	143,344	3,019,241
Allen J. Campbell	2020	473,122	—	573,596	227,099	135,456	1,409,273
SVP and Chief Financial	2019	467,963	182,815	486,764	44,284	161,897	1,343,723
Officer	2018	442,170	177,013	1,688,778	595,338	251,923	3,155,222
Aaron D. Haas(8)	2020	308,140	—	293,431	146,250	28,134	775,955
SVP, Sales and Marketing
Matthew Archambeau(9)	2020	316,395	—	273,896	148,500	154,887	893,678
SVP, Manufacturing and
Energy
Terrance M. Dyer(10)	2020	186,667	—	235,091	84,960	21,137	527,855
SVP, Human Resources and Communications
Kenneth D. Sawyer(11)	2020	182,927	275,000	19,003	—	693,937	1,170,867
Former SVP, Human	2019	361,601	131,577	442,516	31,872	100,469	1,068,035
Resources and Communications	2018	353,500	124,950	1,535,256	446,205	102,581	2,562,492

(1)	The amounts reported for Mr. Sawyer in 2020 reflect the Sawyer Retention Bonus paid to him upon his retirement on June 30, 2020.

(2)
The amounts reported reflect the fair value on the grant date of the stock awards granted to our named executive officers during the applicable fiscal year. See “Long-Term Incentive Equity Awards” above for additional details. For 2018, the amounts reported include the grant date fair value of performance-based RSUs approved by the Compensation Committee in 2017 but were treated as “granted” in 2018 under FASB ASC Topic 718 (for a detailed discussion of such treatment, see our definitive proxy statement filed on December 30, 2019 related to our fiscal year ended December 31, 2018). In accordance with applicable SEC rules, the grant date fair value of the performance-based RSU awards was determined based on the probable outcome (determined as of the date of grant of the awards, as the grant date is determined for accounting purposes) of the performance-based conditions applicable to the awards. For these purposes, the grant date fair value for the performance-based RSU awards granted in 2020 was determined based on a Monte Carlo simulation pricing model (which probability weights multiple potential outcomes) as of such grant date of the awards. The significant assumptions used in the Monte Carlo simulation pricing model were: a stock price volatility rate of 49.4% for Verso and 32.4% for the comparison group of peer companies and the average pair-wise correlation coefficients between each of these values of 31%; a simulation period of 3 years (the applicable performance period); a risk-free interest rate of 1.48%; and a dividend yield of 0.0%. Mr. Sawyer did not receive any RSU awards in 2020.

As described in the “Long-Term Equity Incentive Awards” section above, the performance-based RSUs granted to our named executive officers in 2019 and 2020 required that the TSR of the Company’s stock over the applicable three-year measurement period must be increased by at least 5% compounded annually in order for it to be eligible to vest. These performance-based RSUs were later modified in May 2020 to eliminate such requirement. In accordance with applicable SEC rules, the amount reported in the “Stock Awards” column also includes the incremental fair value of this modified award, computed as of the modification date in accordance with FASB ASC Topic 718, although no additional RSUs were granted on the modification date. Such incremental fair value are reported as follows: Mr. St. John ($143,031); Mr. Weinhold ($107,175); Mr. Campbell ($84,168); Mr. Sawyer ($19,003); Mr. Haas ($40,040); and Mr. Archambeau ($37,803). Mr. Nebel was not granted any performance-based RSUs.

The following table presents the grant date fair value and any incremental fair value of performance-based RSUs granted in 2020 to our named executive officers, as applicable, under two sets of assumptions: (a) assuming the probable outcome would occur (using the Monte Carlo simulation pricing model for all performance-based RSU awards granted to our named executive officers) and (b) assuming the highest level of performance would be achieved. 2020 Performance-Based RSUs:

Name	Grant Date Value and Incremental Value (Based on Probable Outcome Using Monte Carlo Simulation) ($)	Grant Date Fair Value (Based on Maximum Performance) ($)
Adam St. John	504,911	750,004
Michael A. Weinhold	378,679	562,497
Allen J. Campbell	277,697	412,496
Aaron D. Haas	166,279	187,509
Matthew Archambeau	143,877	187,510
Terrance M. Dyer	110,099	187,511

(3)
The 2020 non-equity incentive plan compensation represents the incentive pool that was paid to our named executive officers (other than Mr. Nebel who was not eligible for a bonus) under the 2020 VIP that was funded at 60% based on actual levels of achievement. See “Annual Cash Incentive Plan: 2020 Verso Incentive Plan” above for additional details. Mr. Dyer’s payout under the 2020 VIP was pro-rated based on his appointment on June 1, 2020. Messrs. St. John, Weinhold and Sawyer received a pro-rata portion of their 2020 VIP bonus in connection with their terminations of employment in 2020 and such amounts are included under the “All Other Compensation” column in accordance with applicable SEC rules as set forth in Footnote 4 below.

(4)	The “All Other Compensation” paid to or for the benefit of our named executive officers for 2020 consists of the following:

Name	Matching Contributions Under Retirement Savings Plan ($)	Discretionary Contributions Under Discretionary Annual Contribution Program ($)	Discretionary Contributions Under Deferred Compensation Plan ($)	Matching Contributions Under Deferred Compensation Plan ($)	Contributions Under Executive Retirement Program ($)	Payments Under Executive Financial Counseling Policy ($)	Company-Paid Life and Disability Insurance Premiums ($)
Randy J. Nebel	8,775	—	—	—	—	—	814
Adam St. John	12,825	—	—	18,750	125,000	9,500	2,368
Michael A. Weinhold	12,825	—	—	2,595	97,125	6,500	711
Allen J. Campbell	12,825	8,550	11,037	8,420	85,162	6,500	2,962
Aaron D. Haas	12,825	8,550	1,309	3,656	—	—	1,794
Matthew Archambeau	12,825	8,550	3,253	4,769	25,272	307	1,639
Terrance M. Dyer	8,040	5,360	—	—	—	6,500	1,237
Kenneth D. Sawyer	12,825	8,550	—	1,841	50,851	6,500	1,310

The amount reported for Mr. Nebel also includes (1) $143,297 in director fees he received while serving as a member of our board of directors in 2020 and (2) $16,536 in expense reimbursements for his housing accommodations in Ohio, and for travel to and from Ohio in 2020.

The amount reported for Mr. Archambeau also includes $98,272 in relocation payments pursuant to our relocation policy.

The amount reported for Mr. St. John also includes severance payments or benefits pursuant to his separation agreement totaling $1,791,283, which includes (1) $312,500 in severance payments paid in 2020 related to continued payments of base salary under his CNC Agreement, (2) $625,000 in severance payments under the Company’s severance policy, (3) $281,250 for the pro-rata portion of his 2020 annual bonus under the 2020 VIP, (4) $10,000 for reimbursement for attorney fees incurred in connection with his separation agreement, (5) $381,250 in Lost Retirement Benefits (as defined in his CNC Agreement), (6) $9,500 in lieu of outplacement services, (7) $117,696 in lieu of life insurance-related benefits under his CNC Agreement, and (8) $54,087 for accrued but unused vacation time, all subject to applicable withholding taxes. For more information on the severance payments and benefits payable to Mr. St. John under his separation agreement, see “Potential Payments upon Termination of Employment or Change in Control — Adam St. John Separation” below.

The amount reported for Mr. Weinhold also includes severance payments or benefits pursuant to his separation agreement totaling $1,631,552, which includes (1) $728,438 in severance payments paid in 2020, (2) $525,000 in severance payments under the Company’s severance policy, (3) $51,724 for the pro-rata portion of his 2020 annual bonus under the 2020 VIP, (4) $299,775 in Lost Retirement Benefits (as defined in his CNC Agreement), (5) $9,500 in lieu of outplacement services, (6) $5,000 for reimbursement for attorney fees incurred in connection with his separation agreement, and (7) $12,115 for accrued but unused vacation time, all subject to applicable withholding taxes. For more information on the severance payments and benefits payable to Mr. Weinhold under his separation agreement, see “Potential Payments upon Termination of Employment or Change in Control — Michael A. Weinhold Separation” below.

The amount reported for Mr. Sawyer also includes termination payments or benefits paid in connection with his retirement under this CNC Agreement totaling $612,060, which includes (1) $317,818 in severance payments paid in 2020, (2) $82,317 for the pro-rata portion of his 2020 annual bonus under the 2020 VIP, (3) $197,955 in Lost Retirement Benefits (as defined in his CNC Agreement), and (4) $13,970 for accrued but unused vacation time, all subject to applicable withholding taxes. For more information on the severance payments and benefits payable to Mr. Sawyer in connection with his separation, see “Potential Payments upon Termination of Employment or Change in Control — Kenneth D. Sawyer Separation” below.

(5)
Effective September 30, 2020, Mr. Nebel was appointed our Interim President and Chief Executive Officer, and effective January 27, 2021, he was appointed our President and Chief Executive Officer. Amounts reported for Mr. Nebel include his compensation paid as a member of our board of directors in 2020.

(6)
Effective November 11, 2019, Mr. St. John was appointed our Chief Executive Officer, and effective March 13, 2020, he was appointed our President. Mr. St. John’s employment terminated effective September 30, 2020.

(7)	Effective November 14, 2019, Mr. Weinhold was appointed our President. Mr. Weinhold’s employment terminated effective March 10, 2020.

(8)	Mr. Haas was appointed as our Senior Vice President of Sales and Marketing effective March 12, 2020.

(9)	Mr. Archambeau was appointed as our Senior Vice President of Manufacturing and Energy effective April 13, 2020.

(10)	Mr. Dyer was appointed as our Senior Vice President of Human Resources and Communications effective June 1, 2020.

(11)
Mr. Sawyer announced that he would retire from Verso effective June 30, 2020. To assist with the transition to his successor, Mr. Sawyer stepped down as the Company’s Senior Vice President, Human Resources and Communications effective June 1, 2020, and he retired from employment with the Company on June 30, 2020.

Agreements with Named Executive Officers

CNC Agreements with Certain Named Executive Officers

We have confidentiality and non-competition agreements (“CNC Agreements”) with each of Messrs. St. John, Weinhold, Campbell and Sawyer. The CNC Agreements, which have substantially identical terms, require each named executive officer to comply with a perpetual confidentiality covenant as well as non-competition and non-solicitation/non-hire covenants extending for 12 months after the termination of his employment for any reason.

Under each CNC Agreement, if the named executive officer’s employment is terminated by either party and for any reason, we are required to provide him (or his estate) with the following payments and benefits, subject to the named executive officer’s execution of our customary waiver and release of claims and to his compliance with his obligations under the CNC Agreement:

•	any unpaid annual incentive award for any calendar year completed on or before the termination date;

•	a prorated portion of his annual incentive award for the calendar year in which the termination date occurred;

•	payments equal to 200% (for Mr. St. John), 185% (for Mr. Weinhold), 180% (for Mr. Campbell) or 175% (for Mr. Sawyer) of his base salary, payable in 12 equal monthly installments;

•
subsidized medical and dental insurance coverage for him and his eligible dependents for up to two years after the later of the last day of the month in which the termination date occurs or the last day of any period up to six months for which we have provided him with a subsidy for continued coverage pursuant to our severance policy;

•	reimbursement of the cost of converting his group life insurance coverage to an individual policy and the premiums on the individual policy for up to two years after the termination date;

•	income tax gross-ups on the amounts paid with respect to the continued medical and dental insurance coverage and the life insurance conversion and coverage; and

•
a contribution to his account under the Deferred Compensation Plan in an amount equal to the projected value of certain lost retirement benefits consisting of our contributions under the Retirement Plan, Supplemental Salary Retirement Program, Deferred Compensation Plan, and Executive Retirement Program that we would have made if he had remained actively employed with us for two years after the termination date.

In connection with Mr. St. John’s appointment as Chief Executive Officer of the Company on November 11, 2019, the Board authorized an amended and restated CNC Agreement between the Company and Mr. St. John, whereby the foregoing benefits would not be provided in the event of his termination of employment by the Company for cause. In addition, in connection with Mr. Weinhold’s appointment as President of the Company on November 14, 2019, the Board authorized a second amended and restated CNC Agreement between the Company and Mr. Weinhold, whereby the foregoing benefits would not be provided in the event of his termination of employment by the Company for cause, and the amended CNC Agreement provided for reimbursement of attorney’s fees incurred in connection with the amendment (up to $5,000). Further, the amendment to Mr. Weinhold’s CNC Agreement expanded the scope of his non-compete covenant.

In connection with Mr. Weinhold’s and Mr. St. John’s termination on March 10, 2020 and September 30, 2020, respectively, each executive entered into a separation agreement with the Company pursuant to which each executive will receive certain severance benefits provided in his CNC Agreement and the Company’s severance policy (described below), as set forth in the separation agreement described under “Potential Payments upon Termination of Employment or Change in Control” below. In connection with Mr. Sawyer’s retirement in 2020, he will receive certain termination benefits provided in his CNC Agreement as described under “Potential Payments upon Termination of Employment or Change in Control” below.

Offer Letter with Randy J. Nebel

In connection with Mr. Nebel’s appointment as our Interim President and Chief Executive Officer, we entered into an offer letter with him, dated September 30, 2020, pursuant to which he received salary at an annual rate of $780,000 while serving in that position and reimbursement of reasonable housing and vehicle accommodations in Ohio and expenses related to travel to and from Ohio for him and one other person. While serving as our Interim President and Chief Executive Officer, Mr. Nebel also continued to receive non-employee director compensation as described under “Director Compensation” below.

Severance Agreements with Randy J. Nebel and Terrance M. Dyer

In connection with Mr. Nebel’s appointment as our President and Chief Executive Officer and Mr. Dyer’s appointment as our Senior Vice President of Human Resources and Communications, each executive entered into a Severance Agreement (the “Severance Agreement”) with us, dated January 27, 2021 for Mr. Nebel and March 11, 2021 for Mr. Dyer. The terms of the Severance Agreements are substantially similar (other than as noted below) and each provides that if the executive’s employment with Verso is terminated either by Verso without “cause” or by the executive for “good reason” (as such terms are defined in the Severance Agreements) (in either case, an “Eligible Termination”), then the executive will be entitled to the following severance benefits:

•
a lump sum payment equal to the sum of the executive’s annual base salary and target annual bonus, multiplied by 1.5 for Mr. Nebel and 1.0 for Mr. Dyer, to be paid within 60 days following executive’s separation from service;

•	a pro-rata bonus for the year of termination, to be paid at the time Verso pays its annual incentive bonuses generally for that year;

•	outplacement services for up to 18 months for Mr. Nebel and 12 months for Mr. Dyer; and

•	reimbursement of COBRA premiums to continue medical and dental insurance for the executive and his eligible dependents for up to 18 months for Mr. Nebel and 12 months for Mr. Dyer.

If, however, the Eligible Termination occurs in connection with or within 12 months following a “change in control” (as such term is defined in the Severance Agreement), then the executive will be entitled to the following severance benefits:

•
a lump sum payment equal to the sum of the executive’s annual base salary and target annual bonus, multiplied by 2 for Mr. Nebel and 1.5 for Mr. Dyer, to be paid within 60 days following executive’s separation from service;

•	a pro-rata bonus for the year of termination, to be paid at the time Verso pays its annual incentive bonuses generally for that year;

•	outplacement services for up to 18 months for Mr. Nebel and 12 months for Mr. Dyer; and

•	reimbursement of COBRA premiums to continue medical and dental insurance for the executive and his eligible dependents for up to 24 months for Mr. Nebel and 18 months for Mr. Dyer.

In the event the executive’s employment with Verso is terminated in any of the circumstances described above, the applicable severance benefits described above are conditioned on the executive executing and not revoking a general release of claims in favor of Verso and complying in all material respects with the terms of any agreement between the executive and Verso. Each executive also entered into a restrictive covenant agreement with Verso which includes confidentiality provisions as well as 18-month post-termination non-compete and no solicitation clauses.

Employment Agreements with Aaron D. Haas and Matthew Archambeau

In connection with Mr. Haas’ appointment as our Senior Vice President of Sales and Marketing and Mr. Archambeau’s appointment as our Senior Vice President of Manufacturing and Energy, each executive entered into an Employment Agreement (the “Employment Agreements”) with us, dated March 12, 2020 for Mr. Haas and April 10, 2020 for Mr. Archambeau. The terms of the Employment Agreements are substantially similar (other than as noted below). The principal components of each executive’s compensation under the Employment Agreements are as follows:

•	an annual base salary of $325,000 for Mr. Haas and $330,000 for Mr. Archambeau;

•	eligibility to participate in the VIP with a target bonus opportunity of 75% of the executive’s base salary;

•	an initial RSU grant with a value of $177,694 for Mr. Haas and $81,520 for Mr. Archambeau; and

•	the right to participate in our employee benefit plans generally available to employees of the Company and vacation and fringe benefits provided to other senior executives.

In the event the executive’s employment is terminated by the Company without “cause” or by the executive for “good reason” (as such terms are defined in the Employment Agreements), then, subject to the executive’s execution and non-revocation of a general release of claims in favor of Verso, the executive is eligible for the following severance benefits:

•	a lump sum payment equal to 175% of the executive’s annual base salary, to be paid within 65 days following executive’s separation from service;

•	a pro-rata bonus for the year of termination, to be paid at the time Verso pays its annual incentive bonuses generally for that year;

•
outplacement services until the earlier of (i) the executive obtaining new employment, (ii) the executive electing to not continue such services, or (iii) the first anniversary of the termination date; and

•
continued medical and dental insurance under COBRA for the executive and his eligible dependents for up to 18 months, with the first 6 months fully subsidized and the Company paying for the employer portion of such benefits for the remaining 12 months.

In the event the executive’s employment is terminated due to death or disability, Verso will pay a pro-rata bonus for the year of termination, to be paid at the time Verso pays its annual incentive bonuses generally for that year.

As a condition to the executive’s employment, each executive also executed a restrictive covenant agreement, which requires him to comply with a perpetual confidentiality covenant, a non-solicitation/non-hire covenant extending for 12 months after the termination of his employment for any reason, as well as a non- competition covenant extending for 12 months after the termination of his employment for any reason.

Grants of Plan-Based Awards During Fiscal Year 2020

The following table presents information regarding the non-equity incentive awards and equity-based awards granted to each of our named executive officers during fiscal year 2020.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)(3)	Options (#)	Awards ($/Sh)	Awards ($)(4)
Randy J. Nebel
	2/25/2020	—	—	—	—	—	—	5,988	—	—	100,000
Adam St. John	N/A	312,500	625,000	1,250,000	—	—	—	—	—	—	—
	1/24/2020	—	—	—	—	—	—	30,675	—	—	500,003
	1/24/2020	—	—	—	15,338	30,675	46,013	—	—	—	389,879
	5/12/2020	—	—	—	—	—	—	—	—	—	28,000	(5)
	5/12/2020	—	—	—	—	—	—	—	—	—	115,031	(6)
Michael A. Weinhold	N/A	223,125	446,250	892,500	—	—	—	—	—	—	—
	1/24/2020	—	—	—	—	—	—	23,006	—	—	374,998
	1/24/2020	—	—	—	11,503	23,006	34,509	—	—	—	292,406
	5/12/2020	—	—	—	—	—	—	—	—	—	20,902	(5)
	5/12/2020	—	—	—	—	—	—	—	—	—	86,273	(6)
Allen J. Campbell	N/A	189,249	378,498	756,995	—	—	—	—	—	—	—
	1/24/2020	—	—	—	—	—	—	16,871	—	—	274,997
	1/24/2020	—	—	—	8,436	16,871	25,307	—	—	—	214,430
	5/12/2020	—	—	—	—	—	—	—	—	—	20,902	(5)
	5/12/2020	—	—	—	—	—	—	—	—	—	63,266	(6)
Aaron D. Haas	N/A	121,875	243,750	487,500	—	—	—	—	—	—	—
	1/24/2020	—	—	—	—	—	—	2,218	—	—	36,153
	1/24/2020	—	—	—	1,109	2,218	3,327	—	—	—	28,191
	3/22/2020	—	—	—	—	—	—	7,883	—	—	88,841
	3/22/2020	—	—	—	3,942	7,884	11,826	—	—	—	100,206
	5/12/2020	—	—	—	—	—	—	—	—	—	2,157	(5)
	5/12/2020	—	—	—	—	—	—	—	—	—	37,883	(6)
Matthew Archambeau	N/A	123,750	247,500	495,000	—	—	—	—	—	—	—
	1/24/2020	—	—	—	—	—	—	5,168	—	—	84,238
	1/24/2020	—	—	—	2,584	5,168	7,752	—	—	—	65,685
	4/16/2020	—	—	—	—	—	—	3,572	—	—	40,757
	4/16/2020	—	—	—	1,787	3,573	5,360	—	—	—	45,413
	5/12/2020	—	—	—	—	—	—	—	—	—	5,024	(5)
	5/12/2020	—	—	—	—	—	—	—	—	—	32,779	(6)
Terrance M. Dyer	N/A	120,000	240,000	480,000	—	—	—	—	—	—	—
	6/1/2020	—	—	—	—	—	—	8,567	—	—	124,993
	6/1/2020	—	—	—	4,284	8,568	12,852	—	—	—	110,099
Kenneth D. Sawyer	N/A	136,208	272,416	544,832	—	—	—	—	—	—	—
	5/12/2020	—	—	—	—	—	—	—	—	—	19,003	(5)

(1)	These columns reflect the threshold, target and maximum award opportunities for performance-based cash awards payable under the 2020 VIP. Mr. Nebel was not eligible for a bonus under the 2020 VIP.

(2)
These columns reflect the threshold, target and maximum award opportunities for performance-based RSU awards granted to our named executive officers during 2020. Messrs. Nebel and Sawyer were not granted performance-based RSU awards in 2020.

(3)
This column reflects the number of shares subject to the time-based RSU awards granted to our named executive officers during 2020. For Mr. Nebel, this column reflects the time-based RSU award granted to him as a member of our board of directors. Mr. Sawyer was not granted time-based RSU awards in 2020.

(4)
The amounts reported in this column reflect the fair value of these awards on the grant date and the incremental fair value of any modified awards as determined under the principles used to calculate the value of equity awards for purposes of our audited consolidated financial statements. For the assumptions and methodologies used to value the awards reported in this column of the table above, see footnote (2) to the Summary Compensation Table above.

(5)
As described in the “Long-Term Equity Incentive Awards” section above, the performance-based RSUs granted in 2019 to the applicable named executive officers were originally subject to a minimum TSR threshold during the performance period but were later modified to eliminate such requirement in May 2020. The amounts reported reflect the incremental fair value of such modification for the 2019 performance-based RSU awards. Messrs. Nebel and Dyer were not granted performance-based RSU awards in 2019.

(6)
As described in the “Long-Term Equity Incentive Awards” section above, the performance-based RSUs granted in 2020 to the applicable named executive officers were originally subject to a minimum TSR threshold during the performance period but were later modified to eliminate such requirement in May 2020. The amounts reported reflect the incremental fair value of such modification for the 2020 performance-based RSU awards. Mr. Nebel was not granted performance-based RSU awards in 2020 and no value is reported for Mr. Dyer’s 2020 performance-based RSU award because his award was granted after the modification date and accordingly, there was no incremental value associated therewith.

Description of Plan-Based Awards

The non-equity incentive plan awards reported in the table above were granted under the 2020 VIP. For a description of the material terms of these awards, see “Compensation Discussion and Analysis — Current Executive Compensation Program Elements — Annual Cash Incentive Plan: 2020 Verso Incentive Plan.”

Each of the equity incentive awards reported in the “Grants of Plan-Based Awards During Fiscal Year

2020” table above was granted under, and is subject to, the terms of our PIP, which we established upon emerging from our Chapter 11 reorganization. The PIP is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provision for any tax withholding obligations incurred in respect of awards to be satisfied. Awards granted under the plan are generally only transferable to a beneficiary of a named executive officer upon his death. However, the Compensation Committee may establish procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable securities laws and, with limited exceptions set forth in the plan document, are not made for value.

Under the terms of awards granted under the PIP, if there is a change in control of Verso, outstanding awards granted under the plan (including awards held by our named executive officers) will generally terminate unless the Compensation Committee provides for the substitution, assumption, exchange or other continuation of the outstanding awards. The Compensation Committee has discretion to provide for outstanding awards to become vested and/or to be canceled in exchange for the right to receive a cash payment in connection with the change in control transaction.

Each of the equity awards granted to our named executive officers in 2020 was in the form of RSUs. Each RSU represents the right to receive, upon vesting, one share of our Class A common stock. If any dividends are paid by the Company while the RSUs are outstanding, the executive would be credited with additional RSUs that are subject to the same vesting and payment terms as the underlying RSUs. For a description of the vesting terms of the equity incentive awards reported in the table above, see “Compensation Discussion and Analysis — Current Executive Compensation Program Elements — Long-Term Equity Incentive Awards.”

Outstanding Equity Incentive Awards at 2020 Fiscal Year-End

The following table provides information about the unvested RSUs held by our named executive officers as of December 31, 2020. There were no unvested shares of restricted stock and no unexercised stock options held by our named executive officers as of such date.

Name	Grant Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Randy J. Nebel	—	—		—	—		—
Adam St. John(2)	2/22/2018				21,546	(8)	258,983
	3/28/2019				2,304	(9)	27,696
	11/11/2019				4,868	(9)	58,508
	1/24/2020				5,390	(10)	64,792
Michael A. Weinhold(3)	2/22/2018				18,884	(8)	226,986
	3/28/2019				3,644	(9)	43,804
	1/24/2020				1,032	(10)	12,409
Allen J. Campbell	10/12/2017	32,735	(5)	393,470
	2/22/2018	22,897	(6)	275,217
	2/22/2018				25,870	(8)	310,957
	3/28/2019	12,295	(6)	147,781
	3/28/2019				9,175	(9)	110,283
	1/24/2020	23,697	(7)	284,841
	1/24/2020				11,849	(10)	142,421
Aaron D. Haas	2/22/2018	2,082	(6)	25,021
	2/22/2018				2,350	(8)	28,247
	3/28/2019	1,555	(6)	18,690
	3/28/2019				1,160	(9)	13,946
	1/24/2020	3,115	(7)	37,447
	1/24/2020				1,558	(10)	18,724
	3/22/2020	11,073	(7)	133,092
	3/22/2020				5,537	(10)	66,555
Matthew Archambeau	10/12/2017	9,404	(5)	113,035
	2/22/2018	6,578	(6)	79,065
	2/22/2018				7,431	(8)	89,321
	3/28/2019	3,622	(6)	43,542
	3/28/2019				2,703	(9)	32,484
	1/24/2020	7,259	(7)	87,253
	1/24/2020				3,630	(10)	43,627
	4/16/2020	5,017	(7)	60,307
	4/16/2020				2,509	(10)	30,162
Terrance M. Dyer	6/1/2020	12,033	(7)	144,640
	6/1/2020				6,017	(10)	72,329
Kenneth D. Sawyer(4)	—	—		—	—		—

(1)	The market value of the unvested RSUs is computed based on the $12.02 closing sale price per share of our Class A common stock on the NYSE on December 31, 2020.

(2)
Pursuant to Mr. St. John’s separation agreement, 61,972 unvested time-based RSUs were accelerated on September 30, 2020, the date of his termination, and the remaining and outstanding time-based RSUs held by Mr. St. John were terminated at such time. Mr. St John’s performance-based RSUs outstanding at the time of his termination remain outstanding and eligible to vest on a pro-rata basis based on actual performance, with the pro-ration based on the number of days he was employed with us during the applicable performance period.

(3)
Pursuant to Mr. Weinhold’s separation agreement, 43,357 unvested time-based RSUs were accelerated on March 10, 2020, the date of his termination, and the remaining and outstanding time-based RSUs held by Mr. Weinhold were terminated at such time. Mr. Weinhold’s performance-based RSUs outstanding at the time of his termination remain outstanding and eligible to vest on a pro-rata basis based on actual performance, with the pro-ration based on the number of days he was employed with us during the applicable performance period.

(4)	In connection with Mr. Sawyer’s retirement on June 30, 2020, all unvested RSUs held by him were terminated.

(5)	This RSU award vested on January 1, 2021.

(6)	50% of this RSU award vested on January 1, 2021 and the remaining 50% will vest on January 1, 2022, generally subject to the executive’s continued employment or service through each vesting date.

(7)
One-third of this time-based RSU award vested on January 1, 2021 and the remaining unvested portion of this RSU award is scheduled to vest in two equal installments on January 1, 2022 and January 1, 2023, generally subject to the executive’s continued employment or service through each vesting date.

(8)
These are the outstanding unvested portions of the performance-based RSUs granted to our named executive officers in 2018. On January 2021, the Compensation Committee determined that these performance-based RSUs achieved a performance level of 113% of target and these performance-based RSUs vested as of such date.

(9)
These are the outstanding unvested portions of the performance-based RSUs granted to our named executive officers in 2019. The unvested portions of these awards are scheduled to vest on a three-year “cliff ” basis on or promptly following January 1, 2022 on which the Compensation Committee determines that the performance vesting conditions have been achieved by the Company, generally subject to the executive’s continued employment or service through the vesting date. The number of performance-based RSUs that will vest on that date will be determined by multiplying the target number of RSUs by a percentage between 0% and 150%, determined based on the TSR over the performance period commencing on January 1, 2019 and ending on January 1, 2022 relative to the TSR over that same period for the Company’s peer group of companies. Performance-based RSU grants are included in this column assuming the threshold level of performance is achieved.

(10)
These are the outstanding unvested portions of the performance-based RSUs granted to our named executive officers in 2020. The unvested portions of these awards are scheduled to vest on a three-year “cliff ” basis on or promptly following January 1, 2023 on which the Compensation Committee determines that the performance vesting conditions have been achieved by the Company, generally subject to the executive’s continued employment or service through the vesting date. The number of performance-based RSUs that will vest on that date will be determined by multiplying the target number of RSUs by a percentage between 0% and 150%, determined based on the TSR over the performance period commencing on January 1, 2020 and ending on January 1, 2023 relative to the TSR over that same period for the Company’s peer group of companies. Performance-based RSU grants are included in this column assuming the threshold level of performance is achieved.

The number of shares subject to outstanding awards as presented in the “Outstanding Equity Incentive Awards at 2020 Fiscal Year-End” table above includes all additional RSUs that had been credited as of the end of fiscal year 2020 as dividend equivalents on the applicable awards pursuant to the PIP and the applicable award terms.

Option Exercises and Stock Vested During Fiscal Year 2020

The following table presents information regarding the vesting of stock awards for our named executive officers during fiscal year 2020. None of our named executive officers own or exercised any options to acquire our stock.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Randy J. Nebel(2)	7,060	90,043
Adam St. John	152,491	2,027,585
Michael A. Weinhold	140,888	2,280,483
Allen J. Campbell	97,531	1,655,709
Aaron D. Haas	544	9,808
Matthew Archambeau	28,049	476,199
Terrance M. Dyer	—	—
Kenneth D. Sawyer	88,664	1,505,180

(1)
The value realized upon the vesting of a stock award is calculated by multiplying (i) the number of shares of our common stock that vested, by (ii) the per-share closing price of our common stock on the vesting date

(2)	Shares vested for Mr. Nebel reflect time-based RSUs granted as a member of our board of directors and dividend equivalent units credited with respect to such RSUs prior to vesting of the RSUs.

Retirement Benefits

Verso provides benefits to our executive officers and other eligible employees under the following retirement plans and programs as a means of attracting and retaining qualified employees:

•	Retirement Savings Plan, a tax-qualified, 401(k) defined contribution plan;

•	Discretionary Annual Contribution Program, a tax-qualified defined contribution program implemented under the Retirement Savings Plan;

•	Deferred Compensation Plan, a non-qualified defined contribution plan; and

•	Executive Retirement Program, a non-qualified defined contribution program implemented under the Deferred Compensation Plan.

Information about the benefits that we provide under these retirement plans and programs on behalf of our executive officers is set forth in the sections below as well as the Summary Compensation Table.

Retirement Savings Plan

The Retirement Savings Plan (“Retirement Plan”) is a tax-qualified, 401(k) defined contribution plan which in 2020 permitted eligible employees to defer the receipt of up to the lesser of 85% or $19,500 of their employment compensation on a pre-tax basis, or if an employee is age 50 or over, to defer up to $6,500 in additional compensation up to a limit of $26,000. Employees also may defer amounts of their employment compensation in excess of these limits on an after-tax basis. The employee deferrals of employment compensation are subject to certain limits imposed by the Internal Revenue Code of 1986, as amended. In addition, Verso makes matching contributions for employees who defer a portion of their employment compensation under the Retirement Plan. We match 100% of the first 3%, and 50% of the second 3%, of the employees’ deferrals. The employee deferrals under the Retirement Plan are immediately and fully vested and non-forfeitable. For employees hired by us before January 1, 2009, our matching contributions under the Retirement Plan are fully vested and non-forfeitable. For employees hired by us on or after January 1, 2009 and prior to November 1, 2017, our matching contributions under the Retirement Plan were subject to three- year “cliff ” vesting measured from the date on which an employee’s employment with us commenced, such that after the employee had been continuously employed by us for three years, all of our past and future matching contributions became fully vested and non-forfeitable. Since November 1, 2017, matching contributions under the Retirement Plan are immediately and fully vested.

Discretionary Annual Contribution Program

The Discretionary Annual Contribution Program (“DACP”), formerly known as the Supplemental Salary Retirement Program, is a tax-qualified defined contribution program implemented under the Retirement Plan pursuant to which Verso may make discretionary contributions. Under the DACP, Verso may make an annual contribution to each eligible employee’s account under the Retirement Plan of 3% of an employee’s eligible compensation. An employee’s eligible compensation consists of the employee’s salary, bonus and cash incentive compensation paid during the immediately preceding year. For all of our employees, our DACP contributions are subject to three-year “cliff ” vesting measured from the date on which an employee’s employment with us commences, such that after the employee has been continuously employed by us for three years, all of our past and future contributions become fully vested and non-forfeitable.

Deferred Compensation Plan

The Deferred Compensation Plan (“DC Plan”) is a non-qualified plan that permits eligible employees to defer the receipt of up to 85% of their base salary and up to 100% of their cash incentive compensation, by contributing such amounts to their accounts under the DC Plan. The DC Plan also permits Verso to make matching contributions and discretionary contributions to employees’ accounts under the DC Plan. We match 100% of the first 3%, and 50% of the second 3%, of the employees’ deferrals under the DC Plan, with the requirement that the employee must not qualify for our matching contributions under the Retirement Plan. The employee deferrals under the DC Plan, as well as company matching contributions are immediately and fully vested.

Executive Retirement Program

The Executive Retirement Program (“ERP”) is a program implemented under the DC Plan for the benefit of our executives and selected senior managers. Under the ERP, Verso may make an annual discretionary contribution to each eligible employee’s account under the DC Plan. Our ERP contribution is equal to between 4% and 10% of an employee’s eligible compensation, depending on the employee’s employment pay grade with us. An employee’s eligible compensation consists of the employee’s base salary and target-level incentive award under the VIP, in each case determined as of January 1 of the year for which our ERP contribution is made.

Non-Qualified Deferred Compensation Table — Fiscal 2020

The following table presents information regarding the contributions to and earnings on the named executive officers’ deferred compensation balances during 2020, and the total deferred amounts for the named executive officers at the end of 2020.

Name(1)	Plan(2)	Executive Contributions in Last Fiscal Year ($)(3)	Registrant Contributions in Last Fiscal Year ($)(4)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(5)
Randy J. Nebel	RSU	84,260	—	34,089(6)	—	118,349
Adam St. John	DCP-D	—	381,250	32,968	—	491,709
	DCP-M	46,875	—	12,180	(46,697)	58,130
	ERP	—	125,000	55,446	—	305,984
Michael A. Weinhold	DCP-D		299,775	3,984	(584,302)	—
	DCP-M	8,680	—	19,589	(300,790)	—
	ERP		97,125	7,386	(246,955)	—
Allen J. Campbell	DCP-D		11,037	10,790	—	119,321
	DCP-M	55,732	—	19,537	—	203,745
	ERP	—	85,162	38,672	—	397,116
Aaron D. Haas	DCP-D		1,309	(36)	—	8,496
	DCP-M	54,660		3,062	(39,725)	54,212
	ERP	—	—	—	—	—
Matthew Archambeau	DCP-D		3,253	3,867	—	28,697
	DCP-M	23,753		4,505	(30,652)	27,690
	ERP	—	25,272	18,338	—	131,903
Terrance M. Dyer	DCP-D	—	—	—	—	—
	DCP-M	8,000	—	635	—	8,635
	ERP	—	—	—	—	—
Kenneth D. Sawyer	DCP-D		199,797	30,583	—	314,845
	DCP-M	—	—	—	—	—
	ERP	—	50,851	19,091	—	180,554

(1)	Mr. Nebel did not participate in any of our retirement plans or programs in 2020.

(2)
“DCP-D” refers to discretionary registrant contributions under the Deferred Compensation Plan, which are deposited into the executive’s DACP account. “DCP-M” refers to executive contributions and matching registrant contributions under the Deferred Compensation Plan, which are deposited into the executive’s Deferred Compensation Plan account. “ERP” is our Executive Retirement Program. “RSU” refers to RSUs granted to Mr. Nebel pursuant to our director compensation program, the payment of which is deferred to Mr. Nebel’s separation from our board of directors.

(3)
The executive’s contributions (other than Mr. Nebel) are included in the 2020 “Salary” column of the Summary Compensation Table. RSU contributions for Mr. Nebel represent 7,010 RSUs granted to Mr. Nebel in 2019 and 2020 in connection with his service as a member of our board of directors that vested in 2020 but as to which payment is deferred until his separation from the board.

(4)	The registrant’s contributions in each case are included in the 2020 “All Other Compensation” column of the Summary Compensation Table.

(5)
The balances at the end of 2020 in this column reflect the following aggregate amounts that were previously reported as compensation in the appropriate columns of the Summary Compensation Table for years through and including 2020 to the extent the executive was a named executive officer for the applicable year (amounts previously reported as compensation in the Summary Compensation Table may exceed the corresponding balance at last fiscal year end due to the crediting of earnings and losses under the applicable plan): Mr. Nebel—$0  (DCP—D) and $0 (DCP—M); Mr. St. John—$77,491 (DCP—D), $45,772 (DCP—M), and $125,538 (ERP); Mr. Weinhold—$280,543 (DCP—D), $272,521 (DCP—M), and $142,444 (ERP); Mr. Campbell—$97,494 (DCP—D), $128,476 (DCP—M), and $273,282 (ERP); Mr. Haas—$4,139  (DCP—D) and $36,215 (DCP—M);  Mr. Archambeau—$13,847 (DCP—D), $30,084 (DCP—M), and $88,293 (ERP); Mr. Dyer—$0  (DCP—D) and $0 (DCP—M); and Mr. Sawyer— $84,465 (DCP—D) and $110,612 (ERP). The amount reported for Mr. Nebel represents his RSUs that vested in 2020 (along with any dividend equivalent units credited with respect thereto) multiplied by the closing price of our Class A common stock on December 31, 2020.

(6)	Amount reflects the dividend equivalent units (2,836) credited pursuant to the terms of the PIP and the applicable award agreements with respect to Mr. Nebel’s RSUs that vested in 2020.

Potential Payments upon Termination of Employment or Change in Control

The following section provides information about our named executive officers’ potential benefits upon the termination of their employment or a change in control of Verso under our plans, programs, policies and agreements that were in effect in 2020.

Severance Policy

Verso has adopted and implemented a severance policy for the benefit of our salaried employees, including Messrs. St. John, Weinhold, Campbell, Sawyer and Dyer (prior to his entering into a severance agreement with us in February 2021) and specific groups of hourly employees whose employment with us is terminated under certain circumstances. Messrs. Haas and Archambeau are provided with severance benefits under their respective employment agreement that they entered into in 2020 in connection with their promotions and therefore, are not eligible for severance under this severance policy. Mr. Nebel was not eligible for severance under this severance policy while acting in his capacity as our Interim President and Chief Executive Officer in 2020. The severance policy applies in the event that (1) we terminate the employee’s employment without cause (as defined in the policy), (2) we eliminate the employee’s position and do not offer him or her a similar position, (3) we close the facility where the employee works and do not offer him or her a similar position at another Verso facility, or (4) we sell the facility where the employee works and neither the purchaser (or its affiliate) nor Verso offers him or her a similar position.

The principal benefit under the severance policy is a termination allowance payable in cash to the terminated employee which is based, in large measure, on the employee’s job-tier, the employee’s years of applicable service with us and our predecessors, and his or her annual base salary or wages in effect immediately prior to the termination of employment. The amount of the termination allowance equals the sum of (a) a minimum number of weeks of eligible pay based on the employee’s job tier and (b) for all employees except our eligible executive officers, a number of additional weeks of eligible pay determined according to a formula that takes into account the employee’s years of eligible service, subject in each case to the total amount of the termination allowance not exceeding 13 to 52 weeks of eligible pay, depending on employee’s job tier and years of service. Our eligible executive officers are entitled to receive a termination allowance equal to 52 weeks of eligible pay, regardless of their years of eligible service. The severance policy also gives us the discretion to offer other termination benefits, such as subsidized medical and dental insurance coverage for a specified period after the termination of employment and outplacement services appropriate for the employee’s position with us.

Severance Benefits Provided under Agreements with Named Executive Officers

As described above, we entered into (i) CNC Agreements with each of Messrs. St. John, Weinhold, Campbell and Sawyer, (ii) severance agreements with Messrs. Nebel and Dyer in 2021, and (iii) employment agreements with Messrs. Haas and Archambeau in 2020, all of which, among other things, provide for them to receive specified benefits in the event of certain terminations of their employment. Information about the potential and actual severance benefits provided for in these agreements between us and our named executive officers is set forth in the “Agreements with Named Executive Officers” section above. In connection with Messrs. St. John’s and Weinhold’s termination of employment in 2020, each executive received certain severance benefits provided in his CNC Agreement and consistent with the severance policy described above, as described below. In connection with Mr. Sawyer’s retirement in 2020, he received certain severance benefits provided in his CNC Agreement, as described below.

PIP and RSU Award Agreements

In 2018, 2019 and 2020, Verso granted RSUs under the PIP to our executive officers and certain key senior managers. The PIP, together with the award agreements thereunder, contain provisions addressing the effects on the RSUs of the termination of an executive officer’s employment with us. The PIP provides that its administrator has the authority to establish the effect, if any, of a termination of employment on the rights and benefits of each award made under the PIP and, in so doing, may make distinctions based upon, among other things, the cause of termination and type of award. The form of award agreement under which the RSU awards were granted states that, as a general rule, upon the termination of a grantee’s employment, regardless of the reason (whether with or without cause, voluntarily or involuntarily), any unvested portion of the RSU award that has not become vested on or before the termination of employment date will terminate.

The award agreements for the 2018, 2019 and 2020 RSU awards for each of the named executive officers (other than Mr. Nebel) provide for the following vesting acceleration benefits:

•
If the executive’s employment with us is terminated and the termination is a qualifying termination — which is defined (x) in the 2018 award agreements as a termination of employment either (1) by us without cause (as defined in the award agreement) or (2) by the executive for good reason (as defined in the award agreement), and (y) in the 2019 and 2020 award agreement as a termination of employment by us without cause (as defined in the award agreement) only — in each case, within twelve months following a change of control (as defined in the award agreement), then (a) all unvested time-based RSUs will vest and, (b) with respect to the performance-vesting RSUs, (i) if Verso is the surviving company following such change of control, then a pro-rata number of RSUs that may be eligible to vest will be determined on such qualifying termination based on the number of days the executive was employed by Verso during the performance period, with such number of RSUs to vest at the end of the performance period based on actual performance, or (ii) if Verso is not the surviving company following such change of control, then all performance-based RSUs will vest at target level.

•
If the executive’s employment is terminated due to his death or disability, then the next tranche of time-based RSUs that is scheduled to vest following the termination date will vest and all performance-based RSUs will vest at target level.

•
If the executive’s employment is terminated as a result of a qualifying termination prior to a change of control, then, subject to the condition that the executive provide us with a general release in a form provided by us, (1) the next tranche of time-based RSUs that is scheduled to vest following the termination date will vest, and (2) with respect to the performance-based RSUs, a pro-rata number of RSUs that may be eligible to vest will be determined on such qualifying termination based on the number of days the executive was employed by Verso during the performance period, with such number of RSUs to vest at the end of the performance period based on actual performance.

The award agreement for the 2020 time-based RSUs granted to Mr. Nebel in connection with his service as a member of our board of directors provides that if the executive’s service is terminated due to his death or disability, or there is a change of control (as defined in the award agreement), then all unvested RSUs shall fully vest. The 2020 time-based RSUs vested in 2020.

Vacation Policy

Verso has a vacation policy that, among other things, provides for a payment in lieu of any earned, unused vacation upon the termination of an eligible employee’s employment under certain circumstances. Under the policy, we will provide vacation pay to a terminated employee if the termination of employment is (1) by the employee (referred to as a “voluntary” termination) and the employee has completed at least six months of employment with us and gives us at least two weeks of prior notice of termination, (2) by us (referred to as an “involuntary” termination) and the employee has completed at least six months of employment with us, or (3) due to the employee’s retirement, death or disability. Under such circumstances, a terminated employee (or his or her estate) is entitled to receive a payment equal to the daily equivalent of his or her base salary multiplied by the number of earned, unused vacation days during the calendar year in which the termination date occurred. All of our named executive officers, other than Mr. Nebel, were subject to this vacation policy in 2020.

Quantification of Potential Termination and Change in Control Benefits

The following table provides the estimated value of the benefits that would be payable to the named executive officers (other than Messrs. St. John, Weinhold and Sawyer) if a termination of their employment in the circumstances described above and/or a change in control of the Company had occurred on the last business day of fiscal 2020. For Messrs. St. John, Weinhold and Sawyer, the value of benefits payable or paid in connection with their termination of employment in 2020 is summarized following the table. In connection with his anticipated retirement from the Company in June 2021, Mr. Campbell will be provided with the benefits due to him under his CNC Agreement with the Company and the Campbell Benefits, but he will not receive any severance benefits pursuant to the Company’s severance policy. (In the table below, “Involuntary Termination” refers to a termination of the executive’s employment by us without cause and/or a termination of employment by the executive for good reason, as applicable.)

Name	Cash Severance ($)(1)	Health and Welfare Benefits ($)(2)	Equity Award Accelerated Vesting ($)(3)	Outplacement Benefits ($)	Noncompete Payment ($)(4)	Total ($)
Randy J. Nebel
Involuntary Termination	—	—	—	—	—	—
Voluntary Termination	—	—	—	—	—	—
Death/Disability	—	—	—	—	—	—
Change in Control/No Termination	—	—	—	—	—	—
Change in Control/Involuntary Termination	—	—	—	—	—	—
Allen J. Campbell
Involuntary Termination	473,122	41,168	697,845	9,500	1,503,684	2,725,319
Voluntary Termination	—	41,168	—	—	1,503,684	1,544,852
Death/Disability	—	41,168	1,514,209	—	1,503,684	3,059,061
Change in Control/No Termination	—	—	—	—	—	—
Change in Control/Involuntary Termination	473,122	41,168	1,917,673	9,500	1,503,684	3,945,147
Aaron D. Haas
Involuntary Termination	715,000	33,672	77,950	25,000	—	851,622
Voluntary Termination	—	—	—	—	—	—
Death/Disability	146,250	—	304,645	—	—	450,895
Change in Control/No Termination	—	—	—	—	—	—
Change in Control/Involuntary Termination	715,000	33,672	440,944	25,000	—	1,214,616
Matthew Archambeau
Involuntary Termination	726,000	35,108	222,658	25,000	—	1,008,766
Voluntary Termination	—	—	—	—	—	—
Death/Disability	148,500	—	524,525	—	—	673,025
Change in Control/No Termination	—	—	—	—	—	—
Change in Control/Involuntary Termination	726,000	35,108	685,069	25,000	—	1,471,177
Terrance M. Dyer
Involuntary Termination	320,000	—	47,729	—	—	367,729
Voluntary Termination	—	—	—	—	—	—
Death/Disability	—	—	192,387	—	—	192,387
Change in Control/No Termination	—	—	—	—	—	—
Change in Control/Involuntary Termination	320,000	—	289,298	—	—	609,298

(1)
Mr. Nebel’s offer letter in connection with his appointment as our Interim President and Chief Executive Officer provided that he would not participate in our severance policy while serving in that interim capacity. For Messrs. Campbell and Dyer, the amounts represent one year of salary pursuant to the terms of our severance policy. For Messrs. Haas and Archambeau, the amounts represent severance payments in relation to the executive’s base salary and pro-rata bonus for the year of termination pursuant to the terms of their respective employment agreements with us. See “Agreements with the Named Executive Officers” above for a description of Messrs. Haas’ and Archambeau’s severance benefits under their respective employment agreement and for a description of the new severance agreements entered into with Messrs. Nebel and Dyer in 2021.

(2)
This column represents the Company’s estimated costs to provide health and welfare benefits for the executive and his eligible dependents following termination of employment (including, as applicable, the estimated costs to reimburse the executive for taxes imposed with respect to these benefits). For Mr. Campbell, this benefit is pursuant to his CNC Agreement described above under “Agreements with the Named Executive Officers” and as such is not also included in the calculation represented in Footnote 4 to this table. For Messrs. Haas and Archambeau, this benefit is pursuant to their respective employment agreement described above under “Agreements with the Named Executive Officers.”

(3)
This value is the closing price of our common stock on the NYSE on the last trading day of 2020 multiplied by the number of shares subject to the accelerated portion of the award. With respect to performance-vesting RSUs held by each of the named executive officers, (a) in the case of Death/ Disability and Change in Control/Involuntary Termination in connection with a transaction in which the Company did not survive as a public company (which is assumed for purposes of the Change in Control/Involuntary Termination disclosure above), the value of the applicable target number of shares subject to the awards has been included (other than performance-vesting RSUs with a performance period that ended on December 31, 2020 but which vested in January 2021, in which case the value of the award based on actual performance has been included), and (b) in all other circumstances referenced in the table, no value for performance-vesting RSUs has been included because the awards would remain subject to the applicable performance-based vesting conditions.

(4)
The amounts in this column reflect all other payments Mr. Campbell would have been entitled to receive upon a termination of employment as of December 31, 2020 in consideration for his covenant not to compete following a termination of employment pursuant to the CNC Agreements described above under “Agreements with the Named Executive Officers,” specifically:

•	any unpaid annual incentive award for any calendar year completed on or before the termination date;

•	a prorated portion of his annual incentive award for 2020;

•	payments equal to 180% of his base salary, payable in 12 equal monthly installments;

•
reimbursement of the cost of converting his group life insurance coverage to an individual policy and the premiums on the individual policy for up to two years after the termination date, grossed up to cover the cost of income taxes; and

•
a contribution to his account under the DC Plan in an amount equal to the projected value of certain lost retirement benefits consisting of our contributions under the Retirement Plan, DACP, DC Plan, and ERP that we would have made if he had remained actively employed with us for two years after the termination date.

Adam St. John Separation

Effective as of September 30, 2020, Mr. St. John ceased being our President and Chief Executive Officer and a member of our board of directors. We entered into a separation agreement with Mr. St. John on September 30, 2020 in connection with his departure. Under the separation agreement, in addition to the other accrued obligations and vested benefits under the Company’s benefit plans, we agreed to provide to or for the benefit of Mr. St. John the following, consistent with the terms of Company’s severance policy and his CNC Agreement and subject to all applicable withholding taxes:

•	a lump-sum severance payment equal to 52 weeks of base salary for a total of $625,000;

•	severance payments equal to $1,250,000 payable in 12 consecutive monthly installments;

•	a prorated portion of his bonus under the 2020 Verso Incentive Plan based on actual performance and payable at the same time as other participants of the plan of $281,250;

•
a contribution of $381,250 to his DC Plan account (which represents an amount equal to the projected value of certain lost retirement benefits consisting of our contributions under the Retirement Plan, DACP, DC Plan and ERP that we would have made if he had remained actively employed with us for two years after the termination date);

•	employer portion of COBRA premiums (grossed up for any applicable income taxes) for 24 months following termination (with a total value of $51,005);

•	a payment of $117,696 which is in lieu of the life insurance-related benefits under the CNC Agreement;

•	$9,500 in lieu of outplacement services;

•	$54,087 for accrued but unused vacation time;

•	reimbursement for attorney’s fees incurred in connection with the separation agreement of $10,000; and

•
(1) accelerated vesting of 61,972 unvested time-based RSUs granted under our PIP (the value of such accelerated vesting was $485,241, which was calculated by multiplying the number of shares underlying such accelerated RSUs by the closing price of our Class A common stock on September 30, 2020 ($7.83), the day of his termination (used as an assumption for purposes of this disclosure)), and (2) eligibility to vest his performance-based RSUs outstanding at the time of his termination based on actual performance, which will be pro-rated based on the number of days he was employed with us during the applicable performance period.

Mr. St. John provided the Company with a release of claims and agreed to continue to comply with the restrictive covenants set forth under his CNC Agreement and a non-disparagement covenant under his separation agreement.

Michael A. Weinhold Separation

Effective as of March 10, 2020, Mr. Weinhold ceased being our President. We entered into a separation agreement with Mr. Weinhold on March 10, 2020 in connection with his departure. Under the separation agreement, in addition to the other accrued obligations and vested benefits under the Company’s benefit plans, we agreed to provide to or for the benefit of Mr. Weinhold the following, generally consistent with the terms of the Company’s severance policy and his CNC Agreement and subject to all applicable withholding taxes:

•	a lump-sum severance payment equal to 52 weeks of base salary for a total of $525,000;

•
severance payments equal to 185% of base salary for a total of $971,250, with 50% payable on September 30, 2020 and the remaining 50% payable in six equal monthly installments commencing on October 30, 2020;

•	the remaining amount payable with respect to the 2019 VIP of $15,750, which was paid on March 31, 2020;

•	a prorated portion of his bonus under the 2020 Verso Incentive Plan based on actual performance and payable at the same time as other participants of the plan of $51,724;

•	contributions of $8,400 and $22,808.63 to his Retirement Plan and DC Plan accounts, respectively, under the DACP;

•
a contribution of $299,775 to his DC Plan account (which represents an amount equal to the projected value of certain lost retirement benefits consisting of our contributions under the Retirement Plan, DACP, DC Plan and ERP that we would have made if he had remained actively employed with us for two years after the termination date);

•
fully subsidized medical and dental insurance coverage for him and his eligible dependents for six months following termination (grossed up for any applicable income taxes) and a monthly amount, equal to the then-current Company-paid portion of any premiums, for the cost of his COBRA continuation medical and dental coverage for a maximum of 18 months thereafter (with a total value of $30,559);

•
reimbursement of the cost of converting his group life insurance coverage to an individual policy and the premiums on the individual policy for up to two years after the termination date (grossed up for any applicable income taxes), with a total value of $1,874;

•	$9,500 in lieu of outplacement services;

•	$12,115 for accrued but unused vacation time;

•	reimbursement for attorney’s fees incurred in connection with the separation agreement of $5,000; and

•
(1) accelerated vesting of 43,357 unvested time-based RSUs granted under our PIP (the value of such accelerated vesting was $624,774, which was calculated by multiplying the number of shares underlying such accelerated RSUs by the closing price of our Class A common stock on March 10, 2020 ($14.41), the day of his termination (used as an assumption for purposes of this disclosure)), and (2) eligibility to vest his performance-based RSUs outstanding at the time of his termination based on actual performance, which will be pro-rated based on the number of days he was employed with us during the applicable performance period.

Mr. Weinhold provided the Company with a release of claims and agreed to continue to comply with the restrictive covenants set forth under his CNC Agreement and certain confidentiality and non- disparagement covenants under his separation agreement.

Kenneth D. Sawyer Separation

Upon Mr. Sawyer’s retirement in June 2020, he received, in addition to the other accrued obligations and vested benefits under the Company’s benefit plans, the following termination benefits, pursuant to the terms of his CNC Agreement and retention agreement, and subject to all applicable withholding taxes:

•	the Sawyer Retention Bonus;

•	payments equal to $635,637 payable in 12 consecutive monthly installments;

•	a prorated portion of his bonus under the 2020 Verso Incentive Plan based on actual performance and payable at the same time as other participants of the plan of $82,317;

•
a contribution of $197,955 to his DC Plan account (which represents an amount equal to the projected value of certain lost retirement benefits consisting of our contributions under the Retirement Plan, DACP, DC Plan and ERP that we would have made if he had remained actively employed with us for two years after the termination date);

•	subsidized medical and dental insurance coverage for him and his eligible dependents for up to two years, grossed up for any applicable income taxes (with a total value of $36,455);

•
reimbursement of the cost of converting his group life insurance coverage to an individual policy and the premiums on the individual policy for up to two years after the termination date (grossed up for any applicable income taxes), with a total value of $10,003; and

•	$13,970 for accrued but unused vacation time.

Mr. Sawyer provided the Company with a release of claims and agreed to continue to comply with the restrictive covenants set forth under his CNC Agreement.

CEO PAY RATIO DISCLOSURE

Pursuant to the Exchange Act, we are required to disclose in this Proxy Statement the ratio of the total annual compensation of Mr. Nebel, our President and Chief Executive Officer, to the median of the total annual compensation of all of our employees (excluding Mr. Nebel). Based on SEC rules for this disclosure and applying the methodology described below, we have determined that Mr. Nebel’s total compensation for 2020 was $1,105,058, and the median of the total 2020 compensation of all of our employees (excluding Mr. Nebel) was $93,901. Accordingly, we estimate the ratio of Mr. Nebel’s total compensation for 2020 to the median of the total 2020 compensation of all of our employees (excluding Mr. Nebel) to be approximately 11.8 to 1.

We identified the median employee by taking into account the total 2020 compensation reflected in our tax records for all individuals, excluding Mr. Nebel, who were employed by us or one of our affiliates on December 1, 2020, the first day of the last month of our fiscal year. We included all employees, whether employed on a full-time, part-time, temporary, or seasonal basis. We did not make any assumptions, adjustments or estimates with respect to their total 2020 compensation reflected in our tax records. We believe total compensation reflected in our tax records for all employees is an appropriate measure because we do not distribute annual equity awards to all employees.

Once the median employee was identified as described above, that employee’s total annual compensation for 2020 was determined using the same rules that apply to reporting the compensation of our named executive officers (including Mr. Nebel) in the “Total” column of the Summary Compensation Table.

Since we had multiple individuals serving as our principal executive officer during 2020, in accordance with applicable SEC rules, Mr. Nebel was selected as our principal executive officer for purposes of this disclosure because he was serving as our Interim President and Chief Executive Officer on December 1, 2020. Mr. Nebel’s compensation was annualized because he was employed by us for only a portion of the year (September 30, 2020 to December 31, 2020).

EQUITY COMPENSATION PLAN INFORMATION

The table below sets forth information regarding the number of shares of common stock to be issued upon the exercise of the outstanding stock options, warrants and rights granted under our equity compensation plans and the shares of common stock remaining available for future issuance under our equity compensation plans as of December 31, 2020.

Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected on Column (a)) (c)
Equity Compensation plans approved by security holders	882,804	(1)	—	1,732,476	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	882,804		—	1,732,476

(1)
All the shares were subject to then outstanding RSUs granted under the PIP, with the number of shares subject to performance-based vesting RSUs presented based on the “target” level of performance (100% vesting). The RSUs have no exercise price.

(2)
All the shares were available for future issuance or delivery under the PIP and, subject to certain limits thereunder, generally were available for any type of award authorized under the PIP, including stock options, stock appreciation rights, stock bonuses, restricted stock, performance stock, RSUs, phantom stock and similar rights to purchase or acquire shares of our Class A common stock.

DIRECTOR COMPENSATION

Elements of Director Compensation

Effective October 1, 2018, the board of directors, with input and advice from Lyons Benenson, approved updated compensation arrangements for our non-employee directors as follows:

•
annual cash payments of $130,000 to each director for serving on the board of directors, plus, as applicable, $120,000 to the Chairman of the Board, $25,000 to the chairperson of the Audit Committee, and $20,000 to the chairperson of the Compensation Committee, with such cash payments to be paid in advance in fiscal quarterly installments; and

•
an annual award of RSUs granted under the PIP with an aggregate fair market value of $100,000 on the grant date, rounded to the nearest whole share. This annual RSU award vests upon the earliest to occur of the first anniversary of the date of grant, the date immediately preceding the date of the first annual meeting of the Company that occurs following the date of grant, or the date of a change in control of the Company.

Effective January 30, 2020, the board of directors approved a cash retainer for the chairperson of the Corporate Governance and Nominating Committee at the rate of $20,000 annually.

In addition, we reimburse each non-employee director for his or her reasonable, out-of-pocket expenses incurred to attend meetings of the board of directors and its committees.

Effective February 24, 2020, with input and advice from Lockton, the board of directors re-approved the compensation arrangements set forth above for 2020.

The board of directors, with input and advice from Lockton, approved to reduce the cash compensation payable to our non-employee directors as follows, with the approval being given in 2020 and the changes taking effect January 1, 2021:  annual cash payments of $100,000 to each director for serving on the board of directors, plus, as applicable, $100,000 to the Chairman of the Board, $20,000 to the chairperson of the Audit Committee, $15,000 to the chairperson of the Compensation Committee and the Corporate Governance and Nominating Committee, and $5,000 as a member of a committee (excluding the chairperson of such committee), with such cash payments to be paid in advance in fiscal quarterly installments.

The annual equity award granted to our non-employee directors and our business reimbursement policy described above remained the same.

2020 Director Compensation

The following table shows the compensation that we paid and provided to our non-employee directors for their services in 2020. Mr. Nebel’s compensation for services on our board of directors in 2020 is reported in the “Summary Compensation Table” and the tables that follow it because he was appointed as our Interim President and Chief Executive Officer on September 30, 2020. Mr. St. John did not receive any additional compensation for services on our board of directors in 2020.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Sean T. Erwin	228,709	100,000	328,709
Dr. Robert K. Beckler	123,929	100,000	223,929
Marvin Cooper	118,929	100,000	218,929
Jeffrey E. Kirt	137,225	100,000	237,225
Nancy M. Taylor	152,871	100,000	252,871
Alan J. Carr	16,181	—	16,181
Eugene I. Davis	16,181	—	16,181
Steven D. Scheiwe	13,201	—	13,201
Jay Shuster	12,775	—	12,775

(1)
On February 25, 2020, we granted to each non-employee director an equity incentive award of 5,988 RSUs, which in the aggregate had a fair market value of $100,000 based on the $16.70 closing sale price per share of our Class A common stock on the NYSE on the grant date.

The following table provides information about the number of shares subject to unvested RSU awards, and the number of shares subject to vested RSU awards (including dividend equivalents credited thereto) as to which payment of the RSUs is deferred until the non-employee director ceases to be a member of the board of directors or a change in control of Verso occurs, held by our non-employee directors as of December 31, 2020. Our non-employee directors did not hold any other Verso equity awards or Verso stock options as of December 31, 2020.

Name	Stock Awards (Unvested) (#)	Stock Awards (Vested and Deferred) (#)
Sean T. Erwin	—	8,411
Dr. Robert K. Beckler	—	8,411
Marvin Cooper	—	8,411
Jeffrey E. Kirt	—	8,411
Nancy M. Taylor	—	9,846

Directors Deferred Compensation Plan

On December 7, 2020, our board of directors approved the Directors Deferred Compensation Plan, which permits our non-employee directors to elect to receive all or a portion of their annual equity award in the form of deferred stock units or DSUs. A DSU, similar to a RSU, is a non-voting unit of measurement which is deemed equivalent to one outstanding share of our Class A common stock, but permits the non-employee director to elect to defer the payment of up to 100% of DSUs. Upon a timely election, non-employee directors may defer the payment of their DSUs until their termination as a member of our board of directors, payable in lump sum or in three or five annual installments.

ADDITIONAL INFORMATION

Mailing Address of Principal Executive Office

The mailing address of our principal executive office is Verso Corporation, 8540 Gander Creek Drive, Miamisburg, Ohio 45342.

2020 Annual Report on Form 10-K

We have included with this Proxy Statement a copy of our 2020 Annual Report on Form 10-K for the year ended December 31, 2020.  In addition, we will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of our 2020 Annual Report, as filed with the SEC, including the consolidated financial statements and schedules thereto, but not the exhibits. Requests for copies of such report should be directed to Verso Corporation, Attention: Secretary, 8540 Gander Creek Drive, Miamisburg, Ohio 45342. Copies of any exhibit to the 2020 Annual Report will be forwarded upon receipt of a written request to our Secretary at the address above, subject to a charge for copying and mailing.

Stockholder Proposals for Inclusion in 2022 Proxy Statement

Stockholders wishing to present proposals for inclusion in our notice of meeting and proxy statement for the 2022 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must submit their proposals to us no later than November 30, 2021. Proposals should be sent to Verso Corporation, Attention: Secretary, 8540 Gander Creek Drive, Miamisburg, Ohio 45342.

Other Stockholder Proposals for Presentation at 2022 Annual Meeting of Stockholders

Article II, Section 2.14 of Verso’s bylaws addresses the manner in which Verso’s stockholders may nominate persons for election as directors and make proposals of other business to be considered by our stockholders at an annual meeting of stockholders.

Director nominations and other business proposals may be made by a stockholder only if such stockholder (1) is a stockholder of record at the time of delivery by the stockholder of the notice provided for in Section 2.14(a)(2) to our Secretary, (2) is entitled to vote at the meeting and upon such election or other business, and (3) complies with the notice procedures set forth in Section 2.14(a)(2). This is the exclusive means for a stockholder to make director nominations or submit other business before an annual meeting of stockholders, except for matters that are properly brought under Rule 14a-8 under the Exchange Act and are included in Verso’s notice of meeting and proxy statement.

For any director nomination or other business to be properly brought by a stockholder before an annual meeting of stockholders, the stockholder must have given timely notice thereof, in the proper written form as provided in Section 2.14(c), to our Secretary, and any such proposed business (other than director nominations) must constitute a proper matter for stockholder action under the Delaware General Corporation Law.

To be timely, the stockholder’s notice must be delivered to our Secretary at our principal executive office not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary date of the preceding year’s annual meeting of stockholders. For the 2022 Annual Meeting of Stockholders, to be timely, the stockholder’s notice must be delivered to our Secretary at our principal executive office not earlier than the close of business on January 6, 2022, and not later than the close of business on February 5, 2022. However, if the date of the 2022 Annual Meeting is more than 30 days before, or more than 60 days after, May 6, 2022, the stockholder’s notice must be so delivered not earlier than the close of business on the 120th day prior to the meeting date and not later than the close of business on the later of the 90th day prior to the meeting date or the 10th day following the day on which public disclosure of the date of the meeting is first made by us. In addition, if the number of directors to be elected at the 2022 Annual Meeting of Stockholders is increased effective after the time period for which nominations otherwise would be due and there is no public announcement by Verso naming the nominees for the new director positions created by such increase at least 100 days prior to May 6, 2022, the stockholder’s notice will be considered timely, but only with respect to the nominees for any new positions created by such increase, if it is delivered to our Secretary at our principal executive offices not later than the close of business on the 10th day following the day on which such public announcement is first made by us.

March 30, 2021	By order of the Board of Directors,

St. John Daugherty
Secretary

VERSO CORPORATION 8540 GANDER CREEK DRIVE MIAMISBURG, OH 45342 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 5, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/VRS2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions at www.virtualshareholdermeeting.com/VRS2021 VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 5, 2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D42827-P52187 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. VERSO CORPORATION The Board of Directors recommends you vote FOR the following proposals: 1. To elect the following five persons to serve as directors of Verso until our 2022 Annual Meeting of Stockholders and until their respective successors are elected and qualified: 1a. Dr. Robert K. Beckler Nominees: 1c. Jeffrey E. Kirt 1b. Marvin Cooper 1e. Nancy M. Taylor 1d. Randy J. Nebel For Against Abstain For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! !  2. To approve, on an advisory basis, the compensation of Verso's named executive officers. 3. To ratify the appointment of Deloitte & Touche LLP to serve as Verso's independent registered public accounting firm for the year ending December 31, 2021. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" EACH DIRECTOR NOMINEE ON PROPOSAL 1, "FOR" PROPOSAL 2, AND "FOR" PROPOSAL 3. With respect to any other item of business that properly comes before the meeting, the proxy holders are authorized to vote the undersigned’s shares in accordance with their best judgment. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF VERSO AND WILL BE VOTED IN ACCORDANCE WITH THE UNDERSIGNED’S INSTRUCTIONS SET FORTH HEREIN. IF NO INSTRUCTIONS ARE PROVIDED, THIS PROXY WILL BE VOTED "FOR" EACH DIRECTOR ON PROPOSAL 1, "FOR" PROPOSAL 2, AND "FOR" PROPOSAL 3. NOTE: This proxy should be marked, dated, signed by each stockholder exactly as such stockholder's name appears hereon, and returned promptly in the enclosed envelope. If shares are held jointly, each stockholder should sign. If signing as an executor, administrator, attorney, trustee or guardian, please give full title as such. If the stockholder is a corporation, partnership, limited liability company or other entity, please state the full entity's name and sign by a duly authorized person. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, 2020 Annual Report and Proxy Card are available at www.proxyvote.com. We will hold the meeting via the Internet at www.virtualshareholdermeeting.com/VRS2021 due to the coronavirus (COVID-19) pandemic and the resulting protocols that federal, state, and local governments are currently recommending or imposing and to protect the health of the meeting participants and the broader community. Instructions on how to attend, participate in and vote at the virtual meeting will be available on the date of the meeting at www.virtualshareholdermeeting.com/VRS2021. PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. D42828-P52187 REVOCABLE PROXY VERSO CORPORATION 2021 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 6, 2021 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The 2021 Annual Meeting of Stockholders of Verso Corporation ("Verso") will be held via the Internet at www.virtualshareholdermeeting.com/VRS2021, on May 6, 2021, beginning at 10:00 a.m. (Eastern Time). The undersigned hereby acknowledges receipt of the combined Notice of 2021 Annual Meeting of Stockholders and Proxy Statement dated March 26, 2021 accompanying this proxy, to which reference is made for further information regarding the meeting and the matters to be considered and voted on by the stockholders at the meeting. The undersigned hereby appoints Randy J. Nebel and St. John Daugherty, and each of them, attorneys and agents, with full power of substitution, to vote, as the undersigned’s proxy, all the shares of common stock of Verso owned of record by the undersigned as of the record date and otherwise to act on behalf of the undersigned at the meeting and any postponement or adjournment thereof, in accordance with the instructions set forth herein and with discretionary authority with respect to any other business, not known or determined at the time of the solicitation of this proxy, that properly comes before such meeting or any postponement or adjournment thereof. The undersigned hereby revokes any proxy heretofore given and directs said attorneys and agents to vote or act as indicated hereon. CONTINUED AND TO BE MARKED, DATED AND SIGNED ON THE OTHER SIDE